Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198773

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2014)

€

£

Walgreens Boots Alliance, Inc.

€ % Notes due 2026 £ % Notes due 2020 £ % Notes due 2025

This is an offering by Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance”) of     % notes due 2026 (the “euro notes”),     % notes due 2020 (the “notes due 2020”) and     % notes due 2025 (the “notes due 2025”). The notes due 2020 and notes due 2025 are collectively referred to as the “sterling notes.” The euro notes and the sterling notes are collectively referred to as the “notes.”

Interest on the euro notes will be paid annually in arrears on             of each year, beginning on                     , 2015. Interest on the sterling notes will be paid annually in arrears on             of each year, beginning on                     , 2015. The euro notes will mature on                     , 2026, the notes due 2020 will mature on                     , 2020 and the notes due 2025 will mature on                     , 2025.

On August 2, 2012, we completed the initial investment contemplated by the Purchase and Option Agreement dated June 18, 2012, as amended on August 5, 2014 (the “Amendment”), by and among Walgreen Co. (together with its successors, “Walgreens”), Alliance Boots GmbH and AB Acquisitions Holdings Limited (as amended by the Amendment, the “Purchase and Option Agreement”), which resulted in our acquisition of 45% of the issued and outstanding share capital of Alliance Boots GmbH, in exchange for $4.025 billion in cash and 83,392,670 shares of Walgreens common stock (the “first step transaction”). The Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified closing conditions, that we had the right, but not the obligation, to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH (the “call option”) in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreens common stock (the “second step shares”), subject to certain specified adjustments (the “second step transaction”). Pursuant to the Amendment, the call option became exercisable by us on August 5, 2014, and we, through an indirect wholly owned subsidiary to which Walgreens previously assigned its rights under the call option, exercised the call option on August 5, 2014.

In addition, in connection with the second step transaction and pursuant to an Agreement and Plan of Merger, dated as of October 17, 2014 (the “Reorg Merger Agreement”), by and among Walgreens Boots Alliance, Walgreens and Ontario Merger Sub, Inc., a direct wholly owned subsidiary of Walgreens Boots Alliance (“Merger Sub”), and subject to the satisfaction of specified closing conditions, including that the second step transaction will be consummated immediately thereafter, immediately prior to the completion of the second step transaction, Walgreens will be reorganized into a holding company structure (the “reorganization”), under which Merger Sub will merge with and into Walgreens (the “reorg merger”) and Walgreens will survive the reorg merger as a direct wholly owned subsidiary of Walgreens Boots Alliance. In the reorg merger, each outstanding share of Walgreens common stock will be converted into one share of common stock of Walgreens Boots Alliance and, accordingly, the second step shares will be 144,333,468 shares of Walgreens Boots Alliance common stock rather than Walgreens common stock, subject to certain specified adjustments. Following the consummation of the reorganization and the second step transaction, Alliance Boots GmbH will be an indirect wholly owned subsidiary of Walgreens Boots Alliance.

If we do not consummate the second step transaction on or prior to the occurrence of a Special Mandatory Redemption Trigger (as defined below), Walgreens Boots Alliance will be required to redeem all of the notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if the second step transaction is consummated, but the reorganization is not consummated on or prior to the date of the consummation of the second step transaction, Walgreens Boots Alliance will promptly (and in any event within 10 Business Days (as defined below)) be merged with and into Walgreens, with Walgreens surviving such merger and assuming Walgreens Boots Alliance’s obligations under the indenture (as defined below) and the debt securities authenticated and delivered thereunder. We may redeem the notes, at any time in whole or from time to time in part, at the applicable redemption prices described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes or have defeased the notes as described in the indenture, we will be required to offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of purchase.

The notes will be unsecured, unsubordinated debt obligations of Walgreens Boots Alliance and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Walgreens Boots Alliance from time to time outstanding. Upon issuance, the notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Walgreens (the “Walgreens Guarantee”). The Walgreens Guarantee (for so long as it is in place) will be an unsecured, unsubordinated debt obligation of Walgreens and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Walgreens from time to time outstanding. The purpose of the guarantee by Walgreens is to protect the notes against structural subordination to certain indebtedness of Walgreens following the reorganization.

The euro notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The sterling notes will be issued only in registered form in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. The notes will not be convertible or exchangeable and are not subject to any sinking fund payments.

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes.

Investing in the notes involves risks. Please read “Risk Factors” included or incorporated by reference herein, as described beginning on page S-20 of this prospectus supplement.

	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to us
Per euro note		%		%		%
Total euro notes	€		€		€
Per note due 2020		%		%		%
Per note due 2025		%		%		%
Total sterling notes	£		£		£

(1)	Plus accrued interest, if any, from , 2014.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about                     , 2014.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank	HSBC

J.P. Morgan	Morgan Stanley	Wells Fargo Securities

Prospectus Supplement dated                     , 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document, regardless of the time of delivery. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus dated November 3, 2014, which is part of the Registration Statement on Form S-3 (No. 333-198773), as amended, and contains more general information, some of which may not apply to this offering.

References herein to “$,” “U.S. dollars” and “dollars” are to the lawful currency of the United States. References to “£,” “sterling” and “GBP” are to the lawful currency of the United Kingdom. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to (i) “we,” “us,” “our,” and “Company” refer to, prior to the completion of the reorg merger, Walgreens and its consolidated subsidiaries, which does not include Alliance Boots, and, following the completion of the reorg merger, Walgreens Boots Alliance and its consolidated subsidiaries; (ii) “Alliance Boots” refers to Alliance Boots GmbH and its consolidated subsidiaries; (iii) “Walgreens Boots Alliance” refers to Walgreens Boots Alliance, Inc., and not any of its subsidiaries; and (iv) “Walgreens” refers to Walgreen Co., and not any of its subsidiaries. Unless the context otherwise requires, references in this prospectus to Walgreens do not give effect to our proposed acquisition of the remaining 55% of the issued and outstanding share capital of Alliance Boots, disclosed in our public filings incorporated by reference in this prospectus and described further in this prospectus supplement. If we use a capitalized term in this prospectus supplement and do not define the term in this prospectus supplement, it is defined in the accompanying prospectus.

Notices to Prospective Investors

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that relevant member state, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer in that relevant member state of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in the section entitled “Risk Factors” and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

FINANCIAL PRESENTATION

Unless otherwise indicated, our financial information contained in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP” or “US GAAP”) applicable at the first day of the relevant financial period. Our fiscal years end on August 31 and are designated by the calendar year in which the fiscal year ends. References to our “year” are to our fiscal year, unless the context requires otherwise.

Unless otherwise indicated, Alliance Boots financial information contained in this prospectus supplement has been prepared in accordance with applicable International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). IFRS differs in certain significant respects from GAAP. For a discussion of certain significant differences between IFRS and GAAP, see “Unaudited Pro Forma Consolidated Financial Information.” Alliance Boots’ fiscal years end on March 31 and are designated by the calendar year in which the fiscal year ends. References to Alliance Boots’ “year” are to Alliance Boots’ fiscal year, unless the context requires otherwise.

Our equity earnings, initial investment and the call option exclude the Alliance Boots minority interest in Galenica Ltd., the Swiss healthcare group (“Galenica”). The Alliance Boots investment in Galenica was distributed to the Alliance Boots shareholders other than the Company during May 2013, which had no impact to us. We account for our initial 45% investment in Alliance Boots using the equity method of accounting. Investments accounted for under the equity method are recorded initially at cost and subsequently adjusted for our share of the net income or loss and cash contributions and distributions to or from these entities. Net income reported by Alliance Boots is translated from British pounds sterling at the average rate for the period. See Notes 1 and 5 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended August 31, 2014, as amended, which is incorporated by reference in this prospectus supplement, for additional information regarding our equity method investments. We utilize a three-month lag in reporting equity income from our investment in Alliance Boots, reported as equity earnings in Alliance Boots on the Consolidated Statements of Earnings contained in our consolidated financial statements incorporated by reference in this prospectus supplement.

When we use the term “pro forma,” we (i) for purposes of the unaudited pro forma consolidated statement of earnings contained herein, give effect to the second step transaction, and certain related events, and the reorganization as if such transactions had occurred on September 1, 2013 and (ii) for purposes of the unaudited pro forma consolidated balance sheet contained herein, give effect to the second step transaction, and certain related events, and the reorganization, as if such transactions had occurred on August 31, 2014. See “Unaudited Pro Forma Consolidated Financial Information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents that are incorporated herein by reference. It does not contain all of the information that is important to you in deciding whether to purchase the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents that are incorporated herein by reference, including the financial statements and notes thereto, prior to deciding whether to purchase the notes.

Company Overview

Walgreens, together with its subsidiaries, operates the largest drugstore chain in the United States with net sales of $76.4 billion in the fiscal year ended August 31, 2014. We provide our customers with convenient, omni-channel access to consumer goods and services, pharmacy, and health and wellness services in communities across America. We offer our products and services through drugstores, as well as through mail, by telephone and online.

We sell prescription and non-prescription drugs as well as general merchandise, including household items, convenience and fresh foods, personal care, beauty care, photofinishing and candy. Our pharmacy, health and wellness services include retail, specialty, infusion and respiratory services, mail service, and convenient care clinics. These services help improve health outcomes for patients and manage costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. As of August 31, 2014, we operated 8,309 locations in 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, including 8,207 drugstores. In addition, Walgreens’ “Take Care Health Systems” subsidiary is a manager of in-store convenient care clinics, with more than 400 locations throughout the United States.

Walgreens Boots Alliance is a wholly owned subsidiary of Walgreens, incorporated on September 2, 2014 in anticipation of the reorganization, as discussed below.

The Second Step Transaction and Reorganization

Background and Second Step Transaction.    On August 2, 2012, we completed the initial investment contemplated by the Purchase and Option Agreement, which resulted in our acquisition of 45% of the issued and outstanding share capital of Alliance Boots GmbH, in exchange for $4.025 billion in cash and 83,392,670 shares of Walgreens common stock. The Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified conditions, that we had the right, but not the obligation, to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreens common stock, subject to certain specified adjustments. Prior to the Amendment, the call option was exercisable by us, in our sole discretion, at any time during the period beginning February 2, 2015, or 30 months after the completion of the first step transaction, and ending on August 2, 2015, or the third anniversary after the completion of the first step transaction. Pursuant to the Amendment, the call option became exercisable by us on August 5, 2014, and we, through an indirect wholly owned subsidiary to which Walgreens previously assigned its rights under the call option, exercised the call option on August 5, 2014.

The Reorganization.    In addition, in connection with the second step transaction and pursuant to the Reorg Merger Agreement, and subject to the satisfaction of specified closing conditions, immediately prior to the completion of the second step transaction, Walgreens will be reorganized into a holding company structure pursuant to the reorganization and Walgreens will survive the reorg merger as a direct wholly owned subsidiary of Walgreens Boots Alliance. In the reorg merger, each outstanding share of Walgreens common stock will be converted into one share of common stock of Walgreens Boots Alliance and, accordingly, the shares issued to the sellers in the second step transaction will be 144,333,468 shares of Walgreens Boots Alliance common stock rather than Walgreens common stock, subject to certain specified adjustments. Following the consummation of the reorganization and the second step transaction, Alliance Boots GmbH will be an indirect wholly owned subsidiary of Walgreens Boots Alliance and it is expected that Alliance Boots GmbH will be held by Walgreens Boots Alliance through subsidiaries that are not subsidiaries of Walgreens.

Upon consummation of the reorganization (if the reorganization is consummated on or prior to the date of the consummation of the second step transaction), Walgreens Boots Alliance will fully and unconditionally guarantee the Existing Notes (as defined below) on an unsecured and unsubordinated basis (the “Walgreens Boots Alliance Guarantee”). See “Description of Other Indebtedness.”

If the second step transaction is completed, holders of Walgreens common stock (Walgreens Boots Alliance common stock if the reorganization is completed) immediately prior to the second step transaction (including the sellers in the second step transaction and their affiliates, to the extent of their ownership immediately prior to the second step transaction), in the aggregate, are estimated to hold approximately 86.7% of the pro forma total outstanding shares of the combined company (based on the number of shares of Walgreens common stock outstanding as of October 20, 2014, assuming completion of the second step transaction and the issuance of 144,333,468 shares as of that date).

Conditions to Completion of the Second Step Transaction.    The completion of the second step transaction depends on the satisfaction or waiver of several conditions, including the following:

•	any consents and filings required or advisable to be obtained or made at or prior to the closing under applicable antitrust, competition or certain other applicable law having been obtained or made;

•	no governmental authority having enacted or entered any law or order that prohibits the consummation of the second step transaction;

•	the accuracy of certain fundamental representations of Alliance Boots and the principal seller in the second step transaction;

•

compliance in all material respects by Alliance Boots and the principal seller with certain fundamental covenants and obligations set forth in the Purchase and Option Agreement, and by Alliance Boots, the principal seller and certain related parties with certain contractual obligations;

•	no “material adverse effect” with respect to Alliance Boots having occurred; and

•	approval of the issuance of Walgreens Boots Alliance (or Walgreens, as applicable) shares in connection with the second step transaction by Walgreens’ shareholders.

In addition, while we currently intend to consummate the second step transaction as promptly as practicable (in view of, among other things, integration planning and financing matters) following the satisfaction of the conditions to closing, the Purchase and Option Agreement provides that, unless otherwise agreed to in writing by Walgreens, we are not required to consummate the closing of the second step transaction prior to March 9, 2015.

The “Make-Whole” and Change of Control Cash Option Provisions.    If the 30-day volume weighted average trading price of Walgreens shares as of the third business day prior to the closing of the second step transaction (the “make-whole vwap”) is less than $31.1778, we would be obligated to deliver additional consideration to the Alliance Boots sellers equal, in aggregate, to the product of (1) the number of Walgreens Boots Alliance (or Walgreens, as applicable) shares otherwise deliverable at the second step transaction closing and (2) the difference between the $31.1778 and the make-whole vwap. We would have the option to pay this amount in any combination of cash (deliverable in British pounds sterling, based on an agreed-upon exchange rate of £1=$1.5478) and/or additional Walgreens Boots Alliance (or Walgreens) shares (valued at the make-whole vwap).

In addition, in certain circumstances after certain changes of control of Walgreens, the Alliance Boots sellers would have the right to elect to receive all second step consideration in cash.

Certain Events under the Purchase and Option Agreement and Related Agreements if the Second Step Transaction is not Completed.    If the closing of the second step transaction does not occur, the principal seller of Alliance Boots has the right to require Walgreens to return one-fifteenth of the Alliance Boots shares acquired by us in the first step transaction, which equals 3% of the issued and outstanding share capital of Alliance Boots, in exchange for nominal consideration of one British pound sterling. However, the principal seller of Alliance Boots has no right to require this return of Alliance Boots shares under the following circumstances:

•	breach by the principal seller or Alliance Boots of (1) certain fundamental representations or (2) certain other covenants and contractual obligations in a material respect; or

•

the failure to close is a result of Walgreens shareholders not approving the second step transaction in a circumstance where (1) the Walgreens board of directors has obtained a fairness opinion from an internationally recognized investment bank and (2) the Walgreens board of directors recommends to Walgreens shareholders that they approve the second step transaction (subject to a customary “fiduciary out” right, without any adverse modification or withdrawal of such recommendation).

In addition, subject to certain exceptions, if the closing of the second step transaction does not occur, among other things, Walgreens will continue to own a significant minority interest in Alliance Boots (45% or 42%, as applicable), but certain of Walgreens’ governance rights as a shareholder of Alliance Boots will be adversely modified.

Conditions to the Completion of the Reorganization.    The completion of the reorg merger and the reorganization depends on the satisfaction or waiver of several conditions, including the following:

•	adoption of the Reorg Merger Agreement and approval of the reorganization by Walgreens shareholders;

•	no law, regulation, order or settlement that prohibits the completion of the reorganization;

•	receipt of necessary regulatory approvals and third party consents;

•

the satisfaction or waiver of each of the conditions with respect to the second step transaction, and written confirmation by each of the parties to the Purchase and Option Agreement that each such party stands ready to, and will, consummate the second step transaction immediately following the consummation of the reorg merger;

•

the registration statement on Form S-4 registering the issuance of Walgreens Boots Alliance shares in connection with the reorganization shall have become effective under the Securities Act, and there shall be no stop order suspending the effectiveness of such registration statement and no proceeding for such purpose shall be pending before or threatened by the SEC;

•	the approval of the listing on such national stock exchanges as determined by Walgreens of Walgreens Boots Alliance’s common stock to be issued in connection with the reorganization; and

•	the receipt by Walgreens of an opinion of counsel regarding the U.S. federal income tax treatment of the reorg merger.

Walgreens may terminate and abandon the reorganization at any time prior to its completion. In addition, the reorganization is conditioned upon, and will not be completed unless, the second step transaction is completed immediately following the completion of the reorganization. The second step transaction is not conditioned on the completion of the reorganization. If (i) certain conditions to closing set forth in the Purchase and Option Agreement are satisfied or (to the extent permitted by applicable law) waived, and (ii) the reorganization is not completed due to the failure of certain conditions to closing set forth in the Reorg Merger Agreement to be satisfied (or, to the extent permitted, waived), the termination of the Reorg Merger Agreement, or otherwise, the second step transaction will be completed through the issuance of shares of Walgreens (rather than Walgreens Boots Alliance) common stock.

Financing.    Our obligation to complete the second step transaction is not subject to the receipt of financing. We currently estimate that the total amount of funds required to pay the cash portion of the second step transaction, refinance substantially all of Alliance Boots’ total borrowings (based on total borrowings of Alliance Boots as of March 31, 2014, of £5.7 billion (equivalent to approximately $9.5 billion based on exchange rates as of March 31, 2014)), and pay related fees and expenses, will be approximately $14.6 billion. In addition, $750 million principal amount of Walgreens’ 1.000% notes due 2015 (the “1.000% Notes due 2015”) will mature on March 13, 2015. In connection with the second step transaction, we anticipate entering into (i) a new senior unsecured multicurrency revolving credit facility in the aggregate amount of $3.0 billion (the “New Revolving Facility”) and (ii) a senior unsecured term loan facility in the aggregate amount of up to £1.45 billion (of which we currently anticipate drawing only £1.25 billion) (the “Term Loan Facility,” and together with the New Revolving Facility, the “New Credit Agreements”). In addition, as further described below, we anticipate receiving net proceeds of approximately $7.94 billion in connection with the Concurrent Offering (as defined below). See “Description of Other Indebtedness.” We expect to use available cash and the proceeds of this offering, together with proceeds from borrowing under the New Credit Agreements and the Concurrent Offering, commercial paper borrowings and/or alternative financing sources, to complete the second step transaction and related Alliance Boots refinancing activities, and to repay the 1.000% Notes due 2015. For more information, see “Unaudited Pro Forma Consolidated Financial Information.”

Alliance Boots.    Alliance Boots is a leading international, pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution business. As of August 31, 2014, Alliance Boots had, together with its associates and joint ventures, pharmacy-led health and beauty retail businesses in 11 countries and operated more than 4,600 health and beauty retail stores, of which more than 4,450 had a pharmacy, with a growing online presence. In addition, as of March 31, 2014, its fiscal year end, Alliance Boots had approximately 600 optical practices in the United Kingdom, approximately 180 of which operated on a franchise basis. Around 30% of its optical practices are located in Boots stores with the balance being standalone practices. In addition, Alliance Boots is a leader in the United Kingdom hearingcare market through its associate, Boots Hearingcare, which operated in approximately 430 locations across the United Kingdom, almost all of which are within Boots stores or standalone Boots Opticians practices. Its pharmaceutical wholesale businesses, together with its associates and joint ventures, supplied medicines, other healthcare products and related services to more than 180,000 pharmacies, doctors, health centers and hospitals from more than 370 distribution centers in 20 countries. Unless otherwise specified, figures regarding Alliance Boots business activities stated above are as of March 31, 2014, with the addition of Farmacias Ahumada S.A. (“Farmacias Ahumada”) locations at the date of its acquisition on August 11, 2014, and include its associates and joint ventures.

Alliance Boots pharmaceutical wholesaling and distribution businesses seek to provide high core service levels to pharmacists in terms of frequency of delivery, product availability, delivery accuracy, timeliness and reliability at competitive prices. Alliance Boots also offers its customers innovative added-value services which help pharmacists develop their own businesses. This includes membership of Alphega Pharmacy, Alliance Boots’ pan-European network for independent pharmacies. Alphega Pharmacy had a membership of more than 4,800 pharmacies in seven countries as of March 31, 2014. This is expected to increase as a result of a March 2014 vote by the vivesco pharmacy network in Germany, which has around 950 members, to rebrand as Alphega. In addition to the wholesale of medicines and other healthcare products, Alliance Boots provides services to pharmaceutical manufacturers who are increasingly seeking to gain greater control over their product distribution, while at the same time outsourcing non-core activities. These services include pre-wholesale and contract logistics, direct deliveries to pharmacies, and specialized medicine delivery including related home healthcare.

In its Health & Beauty Division, Alliance Boots has highly-regarded and long established product brands such as No7, Soltan and Botanics, together with newer brands such as Boots Pharmaceuticals and Boots Laboratories. Alliance Boots is continuing to internationalize key product brands, increasingly selling them through select retail partners, its own and third party internet shopping sites, and independent pharmacies. In the United States, where Boots product brands have been sold through Target for many years, Alliance Boots is introducing No7 and other key Boots product brands into the drugstore channel through Walgreens on a phased basis. In Europe, its Boots Laboratories line of products was sold by independent pharmacies in five countries as of March 31, 2014. In addition, Alliance Boots has long-term partnerships with a select number of third party brand owners to sell their products in Boots stores on an exclusive basis, sharing in the future brand equity. Alliance Boots also continues to manufacture a significant proportion of its most popular own brand and exclusive products. Through its Pharmaceutical Wholesale Division and associates, Alliance Boots currently sells Almus, its line of generic medicines, in five countries and Alvita, its line of patient care products, in six countries.

The principal executive offices of Alliance Boots are located at Untermattweg 8, CH-3027 Bern, Switzerland, and its telephone number is +41 58 852 8299. For more information concerning the Alliance Boots business, see “The Business of Alliance Boots.”

Alliance Boots and the Company established Walgreens Boots Alliance Development GmbH (“WBAD”) in 2012, a 50/50 global sourcing joint venture that we consolidate for financial reporting purposes.

For more information concerning our business, see “Our Business.”

Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois 60015, and our telephone number is (847) 315-2500. Our Internet website address is www.walgreens.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Walgreens Summary Consolidated Financial Data

Set forth below is our summary historical financial information for each of our fiscal years ended August 31, 2010, August 31, 2011, August 31, 2012, August 31, 2013 and August 31, 2014. We have derived the historical financial information for our 2012 year and for, and as of the end of, our 2013 and 2014 years from our audited consolidated financial statements contained in Walgreens’ Annual Report on Form 10-K for the year ended August 31, 2014, as amended, which is incorporated by reference in this prospectus supplement. We have derived the historical financial information for, and as of the end of, our 2010 and 2011 fiscal years and as of the end of our 2012 fiscal year from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement.

Because the information below is a summary, you should read the following information in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our financial statements and the notes thereto, in each case included in Walgreens’ Annual Report on Form 10-K, as amended, which is incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

See “Unaudited Pro Forma Consolidated Financial Information” for pro forma financial information reflecting the proposed second step transaction and reorganization.

	Fiscal Year Ended August 31,
	2014	2013(1)	2012(1)	2011	2010(4)
Net sales	$76,392	$72,217	$71,633	$72,184	$67,420
Cost of sales	54,823	51,098	51,291	51,692	48,444
Gross Profit	21,569	21,119	20,342	20,492	18,976
Selling, general and administrative expenses	17,992	17,543	16,878	16,561	15,518
Gain on sale of business(2)	-	20	-	434	-
Equity earnings in Alliance Boots(1)	617	344	-	-	-
Operating income	4,194	3,940	3,464	4,365	3,458
Interest expense, net(1)	(156)	(165)	(88)	(71)	(85)
Other (expense)/income(3)	(481)	120	-	-	-
Earnings Before Income Tax Provision	3,557	3,895	3,376	4,294	3,373
Income tax provision	1,526	1,445	1,249	1,580	1,282
Net Earnings	2,031	2,450	2,127	2,714	2,091
Net Earnings attributable to non-controlling interests	99	-	-	-	-
Net Earnings attributable to Walgreen Co.	$1,932	$2,450	$2,127	$2,714	$2,091

	As of August 31,
	2014	2013	2012	2011	2010
Non-Current Liabilities
Long-term debt	$3,736	$4,477	$4,073	$2,396	$2,389
Deferred income taxes	1,048	600	545	343	318
Other non-current liabilities	2,942	2,067	1,886	1,785	1,735

Assets and Equity
Total Assets	$37,182	$35,481	$33,462	$27,454	$26,275
Walgreen Co. Shareholders’ Equity	20,457	19,454	18,236	14,847	14,400
Non-controlling interests	104	-	-	-	-
Shareholders’ Equity	20,561	19,454	18,236	14,847	14,400

Locations
Year-end(5)	8,309	8,582	8,385	8,210	8,046

(1)	On August 2, 2012, Walgreens completed the acquisition of 45% of the issued and outstanding share capital of Alliance Boots in exchange for cash and Walgreens shares. Walgreens accounts for this investment using the equity method of accounting on a three-month lag basis. Because the closing of this investment occurred in August 2012, Walgreens’ financial statements for fiscal 2013 reflect 12 months of the dilutive effect of the incremental shares and interest expense associated with the Alliance Boots investment, but only 10 months (August 2012 through May 2013) of Alliance Boots results, reported as Equity earnings in Alliance Boots.
(2)	In fiscal 2011, Walgreens sold its pharmacy benefit management business, Walgreens Health Initiatives, Inc., to Catalyst Health Solutions, Inc. and recorded a pre-tax gain of $434 million. In fiscal 2013, Walgreens recorded an additional pre-tax gain of $20 million relating to a client retention escrow.
(3)	In fiscal 2014, Walgreens recognized a non-cash loss of $866 million related to the amendment and exercise of the Alliance Boots call option to acquire the remaining 55% share capital of Alliance Boots. In addition, Walgreens, Alliance Boots and AmerisourceBergen Corporation (AmerisourceBergen) entered into a Framework Agreement, dated as of March 18, 2013, pursuant to which, among other things, Walgreens was issued warrants to purchase AmerisourceBergen common stock. In fiscal 2014 and 2013, Walgreens recorded pre-tax income of $385 million and $120 million, respectively, from fair value adjustments of the warrants and the amortization of the deferred credit associated with the initial value of the warrants.
(4)	Includes results of Duane Reade operations since the April 9, 2010 acquisition date.
(5)	Locations include drugstores, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Locations in 2010 through 2013 also included worksite health and wellness centers, which were part of the Take Care Employer business in which we sold a majority interest in fiscal 2014. The foregoing does not include locations of unconsolidated partially owned entities, such as Alliance Boots, of which Walgreens owns 45% of the outstanding share capital.

Alliance Boots Summary Consolidated Financial Data

Unless otherwise indicated, Alliance Boots’ financial information contained in this prospectus supplement has been prepared in accordance with IFRS. IFRS differs in certain significant respects from GAAP. The summary consolidated financial data as at and for the fiscal years ended March 31, 2014, 2013, and 2012 is derived from the audited consolidated financial statements of Alliance Boots as at and for the fiscal years ended March 31, 2014, 2013 and 2012. The selected historical consolidated financial data as at and for the fiscal years ended March 31, 2011 and 2010 is derived from the historical consolidated financial statements of Alliance Boots as at and for the fiscal years ended March 31, 2011 and 2010, as adjusted retrospectively for the adoption of IAS 19, revised. Alliance Boots’ historical financial information included below for the years ended March 31, 2013, 2012, 2011, 2010 and for a portion of the year ended March 31, 2014 includes the results of the associate investment in Galenica then owned by Alliance Boots. The Purchase and Option Agreement excluded this associate investment, which was until May 10, 2013 legally owned by Alliance Boots for the benefit of Alliance Boots’ shareholders other than Walgreens, and was transferred to such shareholders on that date. For additional details, see “Unaudited Pro Forma Consolidated Financial Information.”

Because the information below is a summary, you should read the following information in conjunction with the audited consolidated financial statements of Alliance Boots as of and for the years ended March 31, 2012, March 31, 2013 and March 31, 2014, and the notes relating thereto, contained in the Walgreens Form 8-K filed with the SEC on May 15, 2014, which are incorporated by reference in this prospectus supplement.

See “Unaudited Pro Forma Consolidated Financial Information” for pro forma financial information reflecting the proposed second step transaction and reorganization.

	2014(1)	2013(2)	2012(3)	2011(4)(5)	2010
for the year ended March 31	£million	£million	£million	£million	£million
Continuing operations:
Revenue	23,367	22,406	23,009	19,428	16,911
Profit from operations before associates and joint ventures	1,132	1,054	1,033	973	655
Share of post-tax earnings of associates and joint ventures	86	39	58	73	98
Net gains relating to associates	109	8	-	15	-

Profit from operations	1,327	1,101	1,091	1,061	753
Finance income	33	109	111	105	200
Finance costs	(387)	(373)	(514)	(482)	(463)

Profit before tax	973	837	688	684	490
Tax(6)	(2)	(96)	(38)	(24)	129

Profit for the year from continuing operations	971	741	650	660	619
Discontinued operations:
(Loss)/profit for the year from discontinued operations	-	-	(57)	(40)	7

Profit for the year	971	741	593	620	626

Attributable to:
Equity shareholders of the Company	936	707	571	600	630
Non-controlling interests	35	34	22	20	(4)

	971	741	593	620	626

as at March 31
Total assets	17,477	19,133	19,352	20,254	18,744
Current liabilities	(4,681)	(5,712)	(4,561)	(5,012)	(4,019)
Non-current borrowings	(5,444)	(6,519)	(7,641)	(8,274)	(8,322)
Other non-current liabilities	(1,129)	(1,231)	(1,449)	(1,844)	(2,063)

Net assets	6,223	5,671	5,701	5,124	4,340

Shareholders’ equity	6,186	5,500	5,468	4,784	4,311
Non-controlling interests	37	171	233	340	29

Total equity	6,223	5,671	5,701	5,124	4,340

Financial information for 2011 and 2010 has been restated for the adoption of the revised IAS 19 Employee Benefits standard. Financial information for 2010 has been restated to reflect discontinued operations.

(1)	In May 2013, the Group (as defined below) distributed its equity interest in Galenica, an associate undertaking.
(2)	In October 2012, the Group, together with Walgreens, set up a joint venture company Walgreens Boots Alliance Development as part of their synergy program. References in this “Alliance Boots Selected Historical Consolidated Financial Data” section to the “Group” refer to Alliance Boots GmbH and its subsidiaries and their interests in associates and joint ventures, which includes WBAD.

(3)	In March 2012, the Group disposed of a 51% stake in Alliance Healthcare Russia, accounting for the disposal as a discontinued operation. In November 2012, following the formation of the strategic partnership with Walgreens, the 51% was reacquired.
(4)	In December 2010, the Group acquired a controlling interest in ANZAG, one of the largest wholesalers in Germany, which was previously an associate undertaking of the Group.
(5)	In July 2010, the Group acquired a controlling interest in Hedef Alliance, one of the largest wholesalers in Turkey, which was previously an associate undertaking of the Group.
(6)	Tax includes net deferred tax credits mainly resulting from the reduction in UK corporation tax rates enacted in 2014, 2013, 2012 and 2011, and in 2010 from a change in UK tax rules which exempted tax on dividends from substantial shareholdings.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of the Notes” in this prospectus supplement.

Issuer	Walgreens Boots Alliance, Inc.

Securities Offered by Walgreens

Boots Alliance	€ of % notes due 2026

£             of     % notes due 2020

£             of     % notes due 2025

Maturity	The euro notes will mature on , 2026, the notes due 2020 will mature on , 2020 and the notes due 2025 will mature on , 2025.

Interest	Interest on the euro notes will accrue from , 2014 at the rate of % per year. Interest on the euro notes will be payable annually in arrears on of each year, beginning , 2015.

Interest on the sterling notes will accrue from , 2014 at the rate of % per year in the case of the notes due 2020 and % per year in the case of the notes due 2025. Interest on the sterling notes will be payable annually in arrears on of each year, beginning , 2015.

Currency of Payment	Payments of principal, interest and Additional Amounts, if any, in respect of (i) the euro notes will be payable in euro and (ii) the sterling notes, will be payable in sterling. If euro or sterling, as the case may be, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable notes will be made in U.S. dollars until the euro or sterling, as applicable, is again available to us or so used.

Optional Redemption

Walgreens Boots Alliance may redeem (i) the euro notes, at any time prior to              (three months prior to the maturity date of the euro notes) in whole or from time to time prior to              in part, (ii) the notes due 2020, at any time prior to              (one month prior to the maturity date of the notes due 2020) in whole or from time to time prior to              in part, and (iii) the notes

due 2025, at any time prior to              (three months prior to the maturity date of the notes due 2025) in whole or from time to time prior to              in part, in each case, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below in “Description of the Notes—Optional Redemption”), plus              basis points for the euro notes,              basis points for the notes due 2020 and              basis points for the notes due 2025,

plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date

In addition, at any time on or after (three months prior to the maturity date of the euro notes), with respect to the euro notes, (one month prior to the maturity date of the notes due 2020), with respect to the notes due 2020, or (three months prior to the maturity date of the notes due 2025), with respect to the notes due 2025, Walgreens Boots Alliance may redeem some or all of the applicable series of notes at its option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus, in every case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Additional Amounts	Subject to certain exceptions, we will pay to beneficial owners of notes who are non-U.S. persons Additional Amounts (as defined below) in the event that withholding or deduction for certain U.S. taxes is required with respect to payments on the notes as described under “Description of the Notes—Additional Amounts.” Any such Additional Amounts on the euro notes will be paid in euro and any Additional Amounts on the sterling notes will be paid in sterling.

Redemption for Tax Reasons	We may redeem each series of the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with any accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date, at any time, in the event of certain changes affecting U.S. tax laws as described under “Description of the Notes—Redemption for Tax Reasons.”

Special Mandatory Redemption	In the event that the Second Step Closing Date (as defined below) does not occur on or prior to the occurrence of a Special Mandatory Redemption Trigger (as defined below), then we will redeem in whole and not in part the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date. See ‘‘Description of the Notes—Special Mandatory Redemption.”

Walgreens Merger	If the second step transaction is consummated, but the reorganization is not consummated on or prior to the date of the consummation of the second step transaction, Walgreens Boots Alliance will promptly (and in any event within 10 New York Business Days (as defined below)) be merged with and into Walgreens, with Walgreens surviving such merger and assuming the performance of Walgreens Boots Alliance’s obligations under the indenture and the outstanding debt securities authenticated and delivered thereunder. See “Description of the Notes—Walgreens Merger.”

Repurchase at the Option of

    Holders Upon a Change of

Control Triggering Event	If Walgreens Boots Alliance experiences a “change of control triggering event” (as defined below), it will be required, unless it has exercised its right to redeem the notes or has defeased the notes as described in the indenture, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase.

Walgreens Guarantee

Upon issuance, the notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Walgreens. From and after the consummation of the reorganization, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if and when (i) the aggregate outstanding principal amount of Capital Markets Indebtedness (as defined below), including the Existing Notes (as defined below), and Commercial Bank Indebtedness (as defined below), in each case, of Walgreens is less than $2,000,000,000 and (ii) Walgreens does not guarantee any Capital Markets Indebtedness (other than the notes or the U.S. Dollar Notes (as defined below)) or Commercial Bank Indebtedness, in each case, of Walgreens Boots Alliance. In addition, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if and when the Walgreens Merger is consummated. Further, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, with respect to any series of outstanding notes, upon (i) repayment of such series of outstanding notes in full (including, without limitation, pursuant to the provisions of the “Special Mandatory Redemption” section described above), (ii) the satisfaction and discharge of the indenture with respect to such series of outstanding notes or (iii) the defeasance or covenant defeasance of such series of outstanding notes in accordance with the terms of the indenture. Once released in accordance with its terms, the Walgreens Guarantee will not subsequently be required to be reinstated for any reason.

Ranking	The notes will be Walgreens Boots Alliance’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of Walgreens Boots Alliance’s other unsecured and unsubordinated debt from time to time outstanding.

The Walgreens Guarantee will be an unsecured, unsubordinated debt obligation of Walgreens and will (for so long as the Walgreens Guarantee is in place) rank equally in right of payment with all of Walgreens’ other unsecured and unsubordinated debt from time to time outstanding.

Use of Proceeds	The net proceeds from the sale of the notes, together with the net proceeds of the Concurrent Offering, will be used to fund a portion of the cash consideration payable in connection with the second step transaction, to refinance substantially all of Alliance Boots’ existing borrowings, and/or to pay related fees and expenses. Following the completion of the second step transaction, a portion of the net proceeds from the sale of the notes may also be used for general corporate purposes, including the repayment of the 1.000% Notes due 2015. See “Use of Proceeds.”

Listing

We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes.

Although certain of the underwriters have informed us that they intend to make a market in each series of notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. We cannot assure you that liquid markets for the notes will develop or be maintained.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes deposited with a common depositary and registered in the name of its nominee for Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The euro notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The sterling notes will be issued only in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

Trustee	Wells Fargo Bank, National Association.

Paying Agent and Authenticating Agent	Deutsche Bank Trust Company Americas

Securities Registrar	Deutsche Bank Luxembourg S.A.

Governing Law	The indenture, the notes and the Walgreens Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under Alliance Boots’ existing credit facilities. A conflict of interest may arise if any one affiliate receives more than 5% of the proceeds from this offering. Goldman, Sachs & Co. and HSBC Bank plc may each receive, and other underwriters may receive, more than 5% of the proceeds from this offering. See “Use of Proceeds” and “Conflicts of Interest.” This offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121 (“FINRA Rule 5121”). Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only risks that we face in our business, in respect of the Alliance Boots transaction and/or in connection with this offering. Our business, financial condition and results of operations, the success of the Alliance Boots transaction and/or the notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

Risks Relating to Our Business, the Second Step Transaction and the Reorganization

For a discussion of the risks related to our business and industries, the second step transaction and the reorganization, you should carefully consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A. Risk Factors” in Walgreens’ Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, all of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Risks Relating to the Notes

The following risks relate specifically to this offering of the notes. There may be additional risks that are not presently known to us or that we currently do not consider to be material. There are also risks within the economy, the industry and the capital markets that affect us, this offering and/or the notes, which have not been described below.

We have significant outstanding debt, and we will incur significant costs related to the second step transaction and in connection with the financing thereof; our debt will increase if we incur additional debt in the future and do not retire existing debt, including upon the completion of the second step transaction.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. As of August 31, 2014, we had approximately $4.5 billion of outstanding indebtedness. As of March 31, 2014, Alliance Boots had approximately £5.7 billion (equivalent to approximately $9.5 billion based on exchange rates as of March 31, 2014) of total borrowings. In connection with the consummation of the second step transaction, and in addition to the notes offered hereby, we are likely to incur significant additional debt in connection with the financing thereof (including debt under the New Credit Agreements) and the assumption and/or refinancing of the Alliance Boots debt then outstanding. See “Unaudited Pro Forma Consolidated Financial Information” and “Capitalization” regarding our debt outstanding on a pro forma basis as of August 31, 2014. Our debt level and related debt service obligations could have negative consequences, including:

•

requiring us to dedicate significant cash flow from operations to the payment of principal, interest and other amounts payable on our debt, which would reduce the funds we have available for other purposes, such as working capital, capital expenditures and acquisitions;

•

making it more difficult or expensive for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, debt refinancing, acquisitions or other purposes;

•	reducing our flexibility in planning for or reacting to changes in our industry and market conditions;

•	making us more vulnerable in the event of a downturn in our business; and

•	exposing us to interest rate risk given that a portion of our debt obligations is at variable interest rates.

We may incur or assume significantly more debt in the future, including, but not limited to, in connection with the second step transaction. If we incur or assume new debt and do not retire existing debt, the risks described above could increase.

Our long-term debt obligations include covenants that may adversely affect our ability to incur certain secured indebtedness or engage in certain types of sale and leaseback transactions. In addition, our existing credit agreements require us to maintain, and we anticipate the New Credit Agreements will require us to maintain, as of the last day of each fiscal quarter a ratio of consolidated debt to total capitalization not to exceed a certain level. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If we breach any of these restrictions or covenants and do not obtain a waiver from the lenders, then, subject to applicable cure periods, our outstanding indebtedness could be declared immediately due and payable.

We currently expect to finance the cash consideration, the refinancing of substantially all of Alliance Boots’ total borrowings in connection with the second step transaction, and/or the repayment of the 1.000% Notes due 2015 with a combination of available cash and the proceeds of this offering, together with proceeds from borrowings under the New Credit Agreements, commercial paper borrowings and/or alternative financing sources. See “Prospectus Supplement Summary—Company Overview—The Second Step Transaction and Reorganization—Financing.”

Our obligation to complete the second step transaction is not subject to the receipt of financing. If we are unable to find financing sources on acceptable terms, or at all, we may experience a material adverse effect on our business, results of operation and financial condition.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The Walgreens Guarantee will automatically terminate under certain circumstances, and the notes will be effectively subordinated to the existing and future liabilities of Walgreens Boots Alliance’s subsidiaries which do not guarantee the notes.

Walgreens Boots Alliance is a separate and distinct legal entity from each of its subsidiaries. While Walgreens will fully and unconditionally guarantee Walgreens Boots Alliance’s obligations under the notes, the guarantee will automatically terminate, and the obligations under such guarantee will be unconditionally released and discharged, under certain circumstances. For further information, see “Description of the Notes—Walgreens Guarantee.”

None of Walgreens Boots Alliance’s or Walgreens’ other subsidiaries (including, upon the completion of the second step transaction and/or the reorganization, Alliance Boots and its subsidiaries) will guarantee the notes. Consequently, none of these subsidiaries will have any obligation to pay any amounts due on the notes or to provide Walgreens Boots Alliance or Walgreens with funds to meet their respective payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Any payment of dividends, loans or advances by these subsidiaries may be subject to contractual or legal restrictions. The rights of Walgreens Boots Alliance or Walgreens to receive any assets from any of these subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of the creditors of these subsidiaries.

In addition, our equity interest in Alliance Boots GmbH is structurally subordinated to any debt and other liabilities and commitments of Alliance Boots. As of March 31, 2014, Alliance Boots had approximately £5.7 billion (equivalent to approximately $9.5 billion based on exchange rates as of March 31, 2014) of total borrowings outstanding.

The notes are subject to prior claims of any of our secured creditors.

The notes will be unsecured, unsubordinated debt obligations of Walgreens Boots Alliance, ranking equally in right of payment with other unsecured and unsubordinated debt of Walgreens Boots Alliance and effectively subordinated in right of payment to any secured debt to the extent of the value of the assets constituting the security. Upon issuance, the notes will also be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Walgreens, and such guarantee will be an unsecured, unsubordinated debt obligation of Walgreens, ranking equally in right of payment with other unsecured and unsubordinated debt of Walgreens and effectively subordinated in right of payment to any secured debt to the extent of the value of the assets constituting the security. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances, and the amounts incurred could be substantial. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes or the related guarantees. To the extent that such assets cannot satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes or the related guarantees. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes or the related guarantees.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Active trading markets may not develop for the notes.

The notes are new issues of securities with no established trading markets. We intend to apply for listing of the notes on the NYSE. However, if such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have advised us that they presently intend to make markets in the notes of each series as permitted by applicable law. However, the underwriters are not obligated to make a market in each series of notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or of companies in our industry. As a result, no assurance can be given (i) that active trading markets will develop or be maintained for the notes, (ii) as to the liquidity of any markets that do develop or (iii) as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

We may be required to redeem all of the notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes, and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not consummate the second step transaction within the timeframe specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the second step transaction is subject to various closing conditions, including regulatory approvals, the approval of the shareholders of Walgreens and other matters over which we have limited or no control. If we fail to consummate the second step transaction on or prior to August 19, 2015 or the Purchase and Option Agreement is terminated prior to such time, Walgreens Boots Alliance will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If Walgreens Boots Alliance redeems the notes pursuant to the Special Mandatory Redemption (as defined below), you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such Special Mandatory Redemption in an investment that results in a comparable return. In addition, as a result of the Special Mandatory Redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the Special Mandatory Redemption if the second step transaction closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the completion of the second step transaction, we experience any changes (including any material adverse changes) in our business or financial condition. For a description of the Special Mandatory Redemption , see “Description of the Notes—Special Mandatory Redemption.”

We may choose to redeem the notes of any series prior to maturity.

Walgreens Boots Alliance may redeem some or all of the notes of any series at any time. See “Description of the Notes—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if Walgreens Boots Alliance redeems some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

We may not be able to repurchase the notes upon a change of control.

Unless Walgreens Boots Alliance exercises its right to redeem the notes or has defeased the notes as described in the indenture, upon a change of control triggering event, it will be required to make an offer to each holder of the notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving Walgreens Boots Alliance and (ii) within a specified period in relation to the change of control, the notes are downgraded by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and are rated below an investment grade rating by both of these rating agencies. If Walgreens Boots

Alliance experiences a change of control triggering event, there can be no assurance that it would have sufficient financial resources available at such time to satisfy its obligations to repurchase the notes. Walgreens Boots Alliance’s failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control.”

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro and the sterling.

Investors will have to pay for the euro notes in euro and will have to pay for the sterling notes in sterling. Payments of principal, interest, and Additional Amounts, if any, in respect of the euro notes are payable by us in euro and in respect of the sterling notes are payable by us in sterling. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency.

These include the possibility of:

•	significant changes in rates of exchange between the home currency and euro and the home currency and sterling;

•	the imposition or modification of foreign exchange controls with respect to euro or sterling; and

•	tax consequences for you as a result of any foreign exchange gains or losses resulting from an investment in the notes.

We have no control over a number of factors affecting these types of notes, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro and sterling, have been highly volatile and this volatility may continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro or sterling against the home currency could result in a decrease in the effective yield of the notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

The United Kingdom, the European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro or sterling at the time of payment of principal of, interest on, or any redemption payment or Additional Amounts with respect to, the notes.

The notes will be governed by, and construed in accordance with, the laws of the State of New York. U.S. federal or state courts rendering a judgment on the notes may be unable to enter judgment in any currency except in U.S. dollars. Accordingly, in a lawsuit for payment on the notes, investors may bear currency exchange risk, which could be material.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On November 6, 2014, the euro/dollar rate of exchange was €1/1.2375 dollar and the sterling/dollar rate of exchange was £1/1.5832 dollar, as reported by Bloomberg.

The notes permit us to make payments in dollars if we are unable to obtain euro or sterling.

If euro or sterling, as the case may be, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable notes will be made in U.S. dollars until the euro or sterling, as applicable, is again available to us or so used. The amount payable on any date in euro or sterling, as applicable, will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/sterling exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The euro notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The sterling notes will be issued only in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 or £1,000, as applicable, in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

We expect the net proceeds to us from this offering of the euro notes and the sterling notes, after deducting underwriting discounts and our estimated offering expenses, will be approximately €             billion and £             billion respectively, or $             billion in the aggregate, based on the                     , 2014 exchange rates. We also expect to receive net proceeds from the Concurrent Offering, after deducting the underwriting discounts and other expenses payable by us, of approximately $7.94 billion. We will use the net proceeds to us from this offering, together with the net proceeds of the Concurrent Offering, to fund a portion of the cash consideration payable in connection with the second step transaction, to refinance substantially all of Alliance Boots’ total borrowings, and/or to pay related fees and expenses. Following the completion of the second step transaction, a portion of the net proceeds from the sale of the notes may also be used for general corporate purposes, including the repayment of the 1.000% Notes due March 13, 2015.

In addition to the net proceeds from this offering, we expect to use available cash and the proceeds from the Concurrent Offering, borrowings under the New Credit Agreements, commercial paper borrowings and/or alternative financing sources, to complete the second step transaction, the refinancing of substantially all of Alliance Boots’ existing borrowings, the repayment of the 1.000% Notes due March 13, 2015, and the payment of related fees and expenses.

Set forth below are the principal amounts outstanding (principal amounts outstanding are as of March 31, 2014), interest rates and maturities of the material borrowings of Alliance Boots currently anticipated to be refinanced by us in connection with the second step transaction:

Facility	Currency of drawn amount	Spread(1)	Maturity	Principal amounts outstanding as of 3/31/14 (£ equivalent, in millions)
Senior Acquisition Facilities
Revolving Credit Facility	GBP	1.75%	July 2016	£100
Term Loan B	GBP	3.00%	July 2015	714
Term Loan B / E / F	GBP / EUR	3.50%	July 2017	4,084
Term Loan D	GBP / EUR	4.75%	July 2018	278

Subtotal				£5,176

Other(2)
Bi-lateral term loan	GBP	1.00%	July 2016	£65
Bi-lateral term loan	GBP	1.00%	July 2017	300

Subtotal				365

Total				£5,541

(1)	Over LIBOR/Euribor.
(2)	Excludes finance lease liabilities and £218 million of other borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision and before adjustment for income or loss from equity investees, interest, distributed income of equity-method investees, and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of capitalized debt issuance costs), capitalized interest and the portions of rentals representative of the interest factor.

	Fiscal years ended August 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.14	3.57	3.68	4.54	4.06

The table below sets forth our pro forma combined ratio of consolidated earnings to fixed charges for the year ended August 31, 2014. In the case of the row entitled “Pro forma combined ratio of consolidated earnings to fixed charges,” please see “Unaudited Pro Forma Consolidated Financial Information” for a description of the pro forma adjustments. See “Unaudited Pro Forma Consolidated Financial Information” and “Use of Proceeds.”

Fiscal year ended August 31, 2014
Pro forma combined ratio of consolidated earnings to fixed charges	3.09

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2014 on an actual and pro forma basis. In the case of the column entitled “Pro Forma,” please see “Unaudited Pro Forma Consolidated Financial Information” for a description of the pro forma adjustments. See also “Use of Proceeds.” You should also read the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of August 31, 2014 (dollars in millions)
	Actual	Pro Forma
Cash	$2,646	$2,023

Total debt
1.000% unsecured notes due 2015, net of unamortized discount	$750	$-
1.800% unsecured notes due 2017, net of unamortized discount	999	999
5.250% unsecured notes due 2019, net of unamortized discount and interest rate swap fair market value adjustment	1,010	1,010
3.100% unsecured notes due 2022, net of unamortized discount	1,199	1,199
4.400% unsecured notes due 2042, net of unamortized discount	496	496
Loans assumed through the purchase of land, buildings and equipment(1)	40	40
Other borrowings(2)	16	179
Other short-term borrowings	-	2,000
New Revolving Facility (up to $3.0 billion)	-	-
Term Loan Facility (up to £1.45 billion)	-	2,000
Floating rate notes due 2016	-	750
1.750% notes due 2017	-	750
2.700% notes due 2019	-	1,250
3.300% notes due 2021	-	1,250
3.800% notes due 2024	-	2,000
4.500% notes due 2034	-	500
4.800% notes due 2044	-	1,500
Other financings in connection with the second step transaction and related Alliance Boots refinancing activities, including the notes offered hereby	-	2,000

	$4,510	$17,923	(3)
Noncontrolling interest	104	202
Shareholder’s equity(4)	20,457	26,489

Total capitalization	$25,071	$44,614

(1)	Various interest rates from 5.000% to 8.750%; various maturities from 2015 to 2035.
(2)	Pro Forma includes $163 million of debt at Alliance Boots, which is not expected to be refinanced.
(3)	Includes $2,187 million of total short-term borrowings.
(4)	Pro forma reflects the increase in common stock paid in capital resulting from the issuance of 144.3 million new shares.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements and related notes present our historical consolidated balance sheet and statement of earnings adjusted to reflect (i) the reorganization and reorg merger, (ii) the second step transaction and (iii) certain related financing transactions (together with the reorg merger and the second step transaction, referred to as the “pro forma transaction”). The purchase consideration is subject to adjustment under certain circumstances. The pro forma adjustments related to the pro forma transaction reflect the impact of the following:

•	the completion of the reorg merger;

•	acquisition of the remaining 55% interest in Alliance Boots through the second step transaction. We exercised the call option on August 5, 2014;

•	the elimination of our equity earnings in Alliance Boots, initial 45% equity method investment in Alliance Boots and intercompany transactions;

•	the impact of the preliminary purchase price allocation to the underlying assets and liabilities acquired;

•

the impact of acquiring the remaining 27.5% effective interest in WBAD, a 50/50 global sourcing joint venture established in 2012 by us and Alliance Boots, that we consolidate for financial reporting purposes;

•	the conversion of the Alliance Boots financial information from IFRS to US GAAP and the translation of British pounds sterling to US dollars; and

•

the impact of $14.0 billion of anticipated public and private financings to fund the cash portion of the second step transaction, to refinance substantially all of the existing Alliance Boots debt and Walgreens short-term borrowings due in March 2015 and for general corporate purposes.

The unaudited pro forma consolidated balance sheet gives effect to the pro forma transaction as if it had occurred on August 31, 2014. Alliance Boots results are presented on a three-month lag. The unaudited pro forma consolidated statement of earnings for the year ended August 31, 2014 gives effect to the pro forma transaction as if it had occurred on September 1, 2013, the first day of our 2014 fiscal year. Because the exchange ratio in the reorg merger is one Walgreens Boots Alliance share for each Walgreens share, the unaudited pro forma consolidated financial information presented below would be identical (but in respect of Walgreens rather than Walgreens Boots Alliance) if assuming for purposes of the data presented below the second step transaction is completed but the reorganization is not completed.

The unaudited pro forma consolidated financial information included herein was derived from our historical financial statements and those of Alliance Boots and is based on certain assumptions that we believe to be reasonable, which are described in the notes. We have not completed a final valuation analysis necessary to determine the fair values of all of Alliance Boots’ assets and liabilities. As described in the footnotes to the pro forma financial statements, the unaudited pro forma consolidated balance sheet includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Alliance Boots preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the combined financial statements. Further, changes in certain variables between August 31, 2014, the date of the pro forma balance sheet, and the actual closing date of the pro forma transaction, such as (a) our stock price as of October 31, 2014 (the last practicable date prior to the date of this document) of $64.22; (b) the British pound sterling to US dollar exchange rate as of October 31, 2014 of $1.60 to £1.00; or (c) the composition or value of the assets and liabilities acquired may have a material impact on the unaudited pro forma consolidated financial statements presented herein.

Our fiscal year ends on August 31 and the Alliance Boots fiscal year ends on March 31. As the fiscal year-ends differ by more than 93 days, financial information for Alliance Boots for the year ended May 31, 2014 has been used in preparation of the unaudited pro forma consolidated financial statements and has been presented using a three-month lag. Also, the effects of Galenica and WBAD on the statement of earnings and balance sheet have been excluded from the Alliance Boots financial information for the period presented.

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The unaudited pro forma financial statements include adjustments to convert the financial statements of Alliance Boots from IFRS to US GAAP and to translate the British pounds sterling amounts into US dollars. Our management has reclassified certain line items from the financial statements of Alliance Boots to conform to the presentation of our financial statements.

The unaudited pro forma consolidated financial statements reflect adjustments to give effect to pro forma events that are directly attributable to the pro forma transaction, factually supportable, and with respect to the statement of earnings, are expected to have a continuing impact on the combined results. The unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma consolidated financial statements. In addition, the unaudited pro forma consolidated financial statements and notes thereto should be read in conjunction with (1) our audited consolidated financial statements for the year ended August 31, 2014, and the notes relating thereto, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 31, 2014, as amended, and (3) the audited consolidated financial statements of Alliance Boots for the years ended March 31, 2014, 2013 and 2012, and the notes relating thereto, contained in our Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on May 15, 2014.

The unaudited pro forma consolidated financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the pro forma transaction been completed as of the dates indicated. In addition, the unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma consolidated statement of earnings does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition of the remaining 55% interest in Alliance Boots or any related one-time pro forma transaction costs related to the second step transaction. The unaudited pro forma consolidated statement of earnings includes recognized synergy benefits achieved from the first step acquisition as recorded in each company’s financial results for the periods presented. One-time pro forma transaction related costs of $29 million for financing, legal and other professional services were incurred through August 31, 2014 and additional costs are expected in fiscal 2015.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

As of August 31, 2014

(In US $ millions)

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 4)		Effects of the Anticipated Debt Borrowings (Note 4i)	Pro Forma Consolidated
Assets
Current Assets:
Cash and cash equivalents	$2,646	$707	$(5,013	) (4a)	$3,683	$2,023
Accounts receivable, net	3,218	4,155	(44	) (4j)	-	7,329
Inventories	6,076	3,180	52	(4g)	-	9,305
	-	-	(3	) (4j)	-
Other current assets	302	760	(32	) (4g)	(3)	1,082
	-	-	55	(4j)	-

Total Current Assets	12,242	8,802	(4,985)		3,680	19,739

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	12,257	3,773	(329	) (4g)	-	15,701
Equity investment in Alliance Boots	7,248	-	(7,248	) (4d)	-	-
Goodwill	2,359	-	13,977	(4h)	-	16,336
	-	7,812	(7,812	) (4f)	-
Intangible assets, net	1,180	8,491	1,563	(4g)	-	11,234
Other non-current assets	1,896	1,176	79	(4g)	(47)	3,160
	-	-	-		56

Total Non-Current Assets	24,940	21,252	230		9	46,431

Total Assets	$37,182	$30,054	$(4,755)		$3,689	$66,170

Liabilities & Equity
Current Liabilities:
Short-term borrowings	$774	$601	$-		$(438)	2,187
	-	-	-		(750)
	-	-	-		2,000
Trade accounts payable	4,315	5,654	-		-	9,969
Accrued expenses and other liabilities	3,701	1,351	(1	) (4j)	(8)	5,081
	-	-	38	(4k)	-
Income taxes	105	153	-		-	258

Total Current Liabilities	8,895	7,759	37		804	17,495

Non-Current Liabilities:
Long-term debt	3,736	9,129	-		(9,129)	15,736
	-	-	-		12,000
Deferred income taxes	1,048	1,320	247	(4g)	(13)	2,602
Other non-current liabilities	2,942	704	-		-	3,646

Total Non-Current Liabilities	7,726	11,153	247		2,858	21,984

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 4)		Effects of the Anticipated Debt Borrowings (Note 4i)	Pro Forma Consolidated
Commitments and Contingencies
Equity:
Preferred stock	-	-	-		-	-
Common stock	80	-	11	(4b)	-	91
	-	1,813	(1,813	) (4e)	-
Paid-in capital	1,172	-	9,258	(4b)	-	6,963
	-	-	(3,467	) (4c)	-
	-	3,669	(3,669	) (4e)	-
Employee stock loan receivable	(5)	-	-		-	(5)
Retained earnings	22,229	-	316	(4d)	8	22,543
	-	5,517	(5,517	) (4e)	13
	-	-	9	(4j)	(3)
	-	-	(38	) (4k)	(47)
	-	-	-		56
Accumulated other comprehensive income/(loss)	178	-	(84	) (4d)	-	94
	-	(114)	114	(4e)	-
Treasury stock, at cost	(3,197)	-	-		-	(3,197)

Total Shareholders Equity	20,457	10,885	(4,880)		27	26,489
Noncontrolling interests	104	257	(69	) (4g)	-	202
	-	-	(90	) (4c)	-

Total Equity	20,561	11,142	(5,039)		27	26,691

Total Liabilities & Equity	$37,182	$30,054	$(4,755)		$3,689	$66,170

See accompanying notes to the unaudited pro forma consolidated financial statements.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Earnings

For the Year Ended August 31, 2014

(In US $ millions, except for per share data)

	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 5)		Effects of the Anticipated Debt Borrowings (Note 5b)	Pro Forma Consolidated
Net sales	$76,392	$37,260	$(62	) (5g)	$-	$113,590
Cost of sales	54,823	29,345	(69	) (5g)	-	84,099

Gross Profit	21,569	7,915	7		-	29,491
Selling, general and administrative expenses	17,992	6,255	94	(5c)	-	24,310
	-	-	(29	) (5d)	-
	-	-	(2	) (5g)	-
Equity earnings in Alliance Boots	617	-	(617	) (5a)	-	-

Operating Income	4,194	1,660	(673)		-	5,181
Interest expense, net	156	473	-		(417)	613
	-	-	-		396
	-	-	-		5
Other (expense)/income	(481)	333	-		-	(148)

Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	3,557	1,520	(673)		16	4,420
Income tax provision	1,526	22	(205	) (5a)	96	1,315
	-	-	(19	) (5c)	(149)
	-	-	35	(5f)	(2)
	-	-	11	(5h)	-
Share of post-tax earnings from associates and joint ventures	-	24	-		-	24

Net Earnings	2,031	1,522	(495)		71	3,129
Net earnings attributable to noncontrolling interests	99	73	(99	) (5e)	-	30
	-	-	(43	) (5i)	-

Net earnings attributable to Walgreens/Walgreens Boots Alliance	$1,932	$1,449	$(353)		$71	$3,099

Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—basic	$2.03			(5j)		$2.82
Net earnings per common share attributable to Walgreens/Walgreens Boots Alliance—diluted	$2.00			(5j)		$2.79
Average shares outstanding	953.1		144.3			1,097.4
Dilutive effect of stock options	12.1		-			12.1

Average dilutive shares	965.2	-	144.3		-	1,109.5

See accompanying notes to the unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Amounts are Presented in US $ Millions, unless otherwise stated)

Note 1: Basis of preparation

The unaudited pro forma consolidated financial statements and related notes present our historical consolidated balance sheet and statement of earnings adjusted to reflect our subsequent deal closure to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots, in exchange for £3.133 billion in cash (approximately $5.0 billion at the October 31, 2014 spot rate of $1.60 to £1.00) and 144.3 million common shares with a value of $9.3 billion based on the October 31, 2014 (the last practicable date prior to the date of this document) closing price of $64.22. The unaudited pro forma consolidated financial statements also present the effects of the related public and private financings of $14.0 billion to fund the cash portion of the second step transaction, to refinance substantially all of the existing Alliance Boots debt and our short-term borrowings due in March 2015 and for general corporate purposes. Further, changes in certain variables between August 31, 2014, the date of the pro forma balance sheet, and the actual closing date of the pro forma transaction may have a material impact on the unaudited pro forma consolidated financial statements presented herein.

Galenica, Ltd.

The Alliance Boots investment in Galenica, a Swiss healthcare group, is excluded from the Alliance Boots financial statements as this investment was held solely for the benefit of other Alliance Boots shareholders and was distributed to such other equity shareholders, other than us, in May 2013 and does not form a part of the pro forma transaction.

Impact of Alliance Boots Acquisition

As part of the pro forma transaction, we will acquire the remaining 55% interest in Alliance Boots and increase our interest in WBAD to 100%. Currently, WBAD is a 50/50 joint venture between us and Alliance Boots. Because we own a 50% direct interest and an additional indirect ownership interest through our 45% ownership of Alliance Boots, the financial results of WBAD are fully consolidated into our consolidated financial statements with the remaining 27.5% effective interest being recorded as noncontrolling interest. After the pro forma transaction, we will own the additional 27.5% effective interest in WBAD through our 100% ownership of Alliance Boots. The Alliance Boots statement of earnings and balance sheet are presented without WBAD.

Because we currently consolidate WBAD, the acquisition of the additional 27.5% effective interest is accounted for as an equity transaction. The difference between the consideration allocated to the acquired noncontrolling interest compared to the previous carrying value of the noncontrolling interest is recognized as an adjustment to paid-in capital.

The assets acquired and liabilities assumed of Alliance Boots are recognized at their fair values as if the acquisition occurred on August 31, 2014. Under ASC 805 Business Combinations, the previously held 45% equity ownership interest in Alliance Boots is remeasured at fair value and any difference between the fair value and the carrying value of the equity interest held is recognized as a gain or loss in the statement of earnings. The one-time gain or loss resulting from the pro forma transaction has not been included in the unaudited pro forma statement of earnings as it will not have a continuing effect on Walgreens Boots Alliance, but will be recognized in Walgreens Boots Alliance’s financial statements on the acquisition date.

Pending Transactions

The unaudited pro forma consolidated financial statements do not include any impact of Alliance Boots’ pending 12% investment in Nanjing Pharmaceutical Company Limited for $91 million (RMB560 million), the acquisition of Farmacias Ahumada S.A. in August 2014 for $584 million (£365 million) or the acquisition of the remaining 50% of the UniDrug Distribution Group in August 2014 for $106 million (£66 million). None of the transactions are considered significant to the unaudited pro forma financial statements.

Note 2: Significant accounting policies

The unaudited pro forma consolidated financial information has been compiled using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended August 31, 2014. The accounting policies of Alliance Boots are similar in most material respects to those of ours. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Alliance Boots accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Adjustments were made to convert the financial statements of Alliance Boots from IFRS to US GAAP, as applied by us, and conform to our classification of certain assets and liabilities and translate the British pounds sterling amounts into US dollars, as set out further in Note 3. Apart from these adjustments, we are not aware of any differences that would have a material impact on the combined financial statements. For purposes of the unaudited pro forma consolidated financial information, adjustments arising as part of the acquisition and financing arrangements are described in Notes 4 and 5.

Note 3: IFRS to US GAAP adjustments and foreign currency translation

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The Alliance Boots financial information reflected in the pro forma financial information has been adjusted for differences between IFRS and US GAAP and translated from the British pounds sterling amounts into US dollars. In addition, certain balances were reclassified from the Alliance Boots historical financial statements so that their presentation would be consistent with ours.

Unaudited Pro Forma Alliance Boots Balance Sheet presented in US GAAP as of May 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma consolidated balance sheet as of May 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using the spot rate of $1.68 to £1.00 as of May 31, 2014. WBAD is excluded from the Alliance Boots financial statements as we consolidate the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Assets
Current Assets:
Cash and cash equivalents	£421	£-		£421	$707
Accounts receivable, net	2,473	-		2,473	4,155
Inventories	1,893	-		1,893	3,180
Other current assets	385	68	(3a1,2)	453	760

Total Current Assets	5,172	68		5,240	8,802

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	1,900	346	(3b1,2,6)	2,246	3,773
Goodwill	4,621	29	(3b6)	4,650	7,812
Intangible assets, net	5,311	(257	)(3b1,6)	5,054	8,491
Other non-current assets	479	221	(3b3,4,5,6)	700	1,176

Total Non-Current Assets	12,311	339		12,650	21,252

Total Assets	£17,483	£407		£17,890	$30,054

Liabilities & Equity
Current Liabilities:
Short-term borrowings	£358	£-		£358	$601
Trade accounts payable	3,366	-		3,366	5,654
Accrued expenses and other liabilities	851	(47	)(3c1,2,3)	804	1,351
Income taxes	102	(11	)(3c3)	91	153

Total Current Liabilities	4,677	(58)		4,619	7,759

Non-Current Liabilities:
Long-term debt	5,409	25	(3d2)	5,434	9,129
Deferred income taxes	770	16	(3d4)	786	1,320
Other non-current liabilities	376	43	(3d1,3,4)	419	704

Total Non-Current Liabilities	6,555	84		6,639	11,153

Commitments and Contingencies
Equity:
Common stock	1,079	-		1,079	1,813
Paid-in capital	2,184	-		2,184	3,669
Retained earnings	2,917	367		3,284	5,517
Accumulated other comprehensive income/(loss)	34	(102)		(68)	(114)

Total Shareholders Equity	6,214	265		6,479	10,885
Noncontrolling interests	37	116	(3e1,2,3)	153	257

Total Equity	6,251	381		6,632	11,142

Total Liabilities & Equity	£17,483	£407		£17,890	$30,054

Adjustments

(a)	The adjustments to current assets consist of the following:

1)	Reclassification of available-for-sale investments of £67 million from other non-current assets under IFRS, to other current assets under US GAAP.

2)	All other adjustments increase other current assets by £1 million under US GAAP.

(b)	The adjustments to non-current assets consist of the following:

1)	Reclassification of software of £254 million from other intangible assets under IFRS, to property and equipment under US GAAP.

2)	Leases of £81 million classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

3)	The AmerisourceBergen Corporation (“AmerisourceBergen”) warrants are accreted to fair market value over the period ending at the end of the exercise date under IFRS, which are recorded at fair value at each period under US GAAP resulting in a £262 million adjustment in other non-current assets.

4)	Available-for-sale investments of £67 million are reclassified from other non-current assets under IFRS, to other current assets under US GAAP.

5)	Unamortized financing fees of £25 million are netted against borrowings under IFRS, whereas the amounts are recorded as a non-current asset under US GAAP. Also, £17 million of unamortized financing fees were amortized over a shorter life under IFRS than under US GAAP.

6)	All other adjustments include an increase of property and equipment of £11 million, an increase of goodwill of £29 million, a decrease of intangible assets, net of £3 million and a decrease of other non-current assets of £16 million under US GAAP.

(c)	The adjustments to current liabilities consist of the following:

1)	Recognition of £5 million in lease obligations for leases classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

2)	The customer loyalty program is accounted for as deferred income under IFRS and we account for it under the incremental cost method under US GAAP, which reduced accrued expenses and other liabilities by £64 million under US GAAP.

3)	All other adjustments include an increase of accrued expenses and other liabilities of £12 million and a decrease of income taxes of £11 million under US GAAP.

(d)	The adjustments to non-current liabilities consist of the following:

1)	Recognition of £80 million in lease obligations for leases classified as operating under IFRS, which are classified as capital under US GAAP.

2)	Reversal of £25 million of unamortized financing fees netted against related borrowings under IFRS, which are recorded as other non-current assets under US GAAP.

3)	Derecognition of £74 million of future dividend obligations to noncontrolling interests which do not meet the definition of a liability under US GAAP.

4)	All other adjustments include an increase in deferred income taxes of £16 million and increases of other non-current liabilities of £37 million under US GAAP.

(e)	The adjustments to noncontrolling interests consist of the following:

1)	Reversal of £78 million of current and future dividend obligations to noncontrolling interests which do not meet the definition of a liability under US GAAP.

2)	Noncontrolling interests increased by £32 million mainly related to purchase accounting adjustments measuring the noncontrolling interests in a partial acquisition based on the fair value of identifiable net assets acquired under IFRS compared to fair value under US GAAP.

3)	All other adjustments increase noncontrolling interests by £6 million under US GAAP.

Unaudited Pro Forma Alliance Boots Statement of Earnings presented in US GAAP for the Year Ended May 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma consolidated statement of earnings for the year ended May 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using a historical average exchange rate of $1.61 to £1.00. Financial information for Alliance Boots for the year ended May 31, 2014 has been used in preparation of the unaudited pro forma consolidated financial statements and has been presented using a three-month lag. The balances of Alliance Boots, set out below, exclude Galenica and related amounts which were excluded from the first step acquisition. Also, WBAD equity earnings were excluded as we consolidate the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Net sales	£23,168	£(102	)(3a)	£23,066	$37,260
Cost of sales	18,268	(100	)(3b)	18,168	29,345

Gross Profit	4,900	(2)		4,898	7,915
Selling, general and administrative expenses	3,785	87	(3c)	3,872	6,255

Operating Income	1,115	(89)		1,026	1,660
Interest expense, net	313	(19	)(3d)	294	473
Other income	-	205	(3e)	205	333

Earnings Before Income Tax Provision and Share of Post-Tax Earnings From Associates and Joint Ventures	802	135		937	1,520
Income tax provision	2	5	(3f)	7	22
Share of post-tax earnings from associates and joint ventures	15	-		15	24

Net earnings	815	130		945	1,522
Net earnings attributable to noncontrolling interests	33	12	(3g)	45	73

Net earnings attributable to Walgreens/Walgreens Boots Alliance	£782	£118		£900	$1,449

Adjustments

(a)	The adjustments to net sales consist of the following:

•

Reclassification of £104 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the year ended May 31, 2014.

•	All other adjustments increased revenue by £2 million under US GAAP.

(b)	The adjustments to cost of sales consist of the following:

•

Reclassification of £104 million of revenue under IFRS to a reduction of cost of sales under US GAAP related to recognized first step transaction synergy benefits recorded during the year ended May 31, 2014.

•	All other adjustments increased cost of sales by £4 million under US GAAP.

(c)	The adjustments to selling, general and administrative (“SG&A”) expenses consist of the following:

•

Actuarial pension valuations were performed under IFRS and US GAAP for all material Alliance Boots pension plans resulting in £62 million of additional pension expense under US GAAP due to various differences in pension accounting standards.

•

Income related to AmerisourceBergen warrants is accreted to fair market value over the period ending at the end of the exercise date under IFRS, which is adjusted to fair market value each period under US GAAP. £18 million was recorded as a reduction in selling, distribution and store costs and administrative costs under IFRS and reclassified to other income under US GAAP.

•	All other adjustments increased SG&A expenses £7 million under US GAAP.

(d)	The adjustments to interest expense, net, consist of the following:

•	Reclassification of pension expenses of £10 million recorded in finance costs less finance income under IFRS, which are recorded in SG&A in US GAAP.

•

Reclassification of £9 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

(e)	The adjustments to other income consist of the following:

•

Income related to the AmerisourceBergen warrants of £205 million held by Alliance Boots is accreted to fair market value and recorded in selling, distribution and store costs and administrative costs under IFRS, which is adjusted to fair market value each period end and recorded in other income under US GAAP.

(f)	The adjustments to income tax provision consist of the following:

•	Derecognition of a £13 million tax credit under IFRS related to a deferred tax asset for previously acquired goodwill amortization, which is not recognized under US GAAP.

•	All other adjustments increased the income tax provision by £18 million related to the tax impact of the pre-tax IFRS to US GAAP adjustments based on local statutory tax rates.

(g)	The adjustments to net earnings attributable to noncontrolling interests consist of the following:

•

Reclassification of £9 million of finance costs to noncontrolling interests related to future dividend obligations and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•

All other adjustments decrease the profit attributable to noncontrolling interests by £3 million related to the noncontrolling interests on the IFRS to US GAAP adjustments based on the noncontrolling interest ownership.

Note 4: Unaudited Pro Forma Consolidated Balance Sheet Adjustments

Estimated purchase consideration and the fair value of our previously held equity interest in Alliance Boots as compared to the fair value of net identifiable assets and liabilities acquired is as follows (in millions):

	Amount	Footnote
Calculation of consideration
Plus: Cash paid to shareholders of Alliance Boots	$5,013	(4a)
Plus: Fair value of common stock issued	9,269	(4b)

Subtotal—fair value of total consideration transferred	14,282
Less: Consideration attributed to WBAD noncontrolling interest	(3,557)	(4c)

Subtotal—consideration	$10,725
Fair value of previously held equity interest
Plus: Fair value of 45% of equity interest already held by the Company	$7,480	(4d)
Recognized amounts of identifiable assets acquired and liabilities assumed
Plus: Book value of Alliance Boots’ net assets excluding WBAD equity investment	$10,885	(4e)
Less: Historical Alliance Boots goodwill	(7,812)	(4f)

Subtotal—net assets to be acquired	$3,073
Fair value adjustments of net assets and noncontrolling interest acquired	$1,155	(4g)

Goodwill recognized	$13,977	(4h)

(a)	Represents the cash portion of consideration transferred upon deal closure (£3.133 billion) using an exchange rate of $1.60 to £1.00, which represents the spot rate on October 31, 2014, the last practical date prior to the date of this document.

The cash portion of consideration transferred is subject to change due to fluctuations in exchange rates, and the US dollar equivalent could differ materially from $5.0 billion set forth above. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.60 to £1.00 would increase or decrease the total consideration by $501 million. The cash portion of the consideration transferred will be calculated on the closing date of the acquisition.

(b)	Represents the fair value of 144.3 million newly issued common shares transferred upon deal closure. Our stock price utilized in the calculation of the equity portion of consideration transferred was $64.22 per share on October 31, 2014 (the last practical date prior to the date of this document). The issuance of common stock increased common stock and paid-in capital by $11 million and $9.3 billion, respectively.

The equity portion of consideration transferred is subject to change due to fluctuations in our and/or Walgreens Boots Alliance’s share price and could differ materially from $64.22 per share set forth above. Holding all other variables constant, a 10% increase or decrease in our share price compared to the price set forth above would increase or decrease the total consideration by $927 million. The equity portion of the consideration transferred will be calculated on the closing date of the acquisition. We believe a 10% change in the exchange rates used and our stock price are reasonably possible during the period between the date of this document and the expected closing date of the transaction.

(c)	The acquisition of the remaining 27.5% effective interest in WBAD was excluded from the preliminary purchase price allocation as we consolidate the joint venture. As a result of the pro forma transaction, we will own 100% of WBAD through our 100% ownership of Alliance Boots. A noncontrolling interest acquired as part of a controlling interest acquisition is accounted for as an equity transaction with no gain or loss recorded in the statement of earnings under ASC 805 Business Combinations.

(in millions)	Amount	Footnote
Impact of equity transaction
Consideration attributable to WBAD	$3,557	i.
Less: Carrying value of the Company’s pre-existing NCI	(90)	ii.

Impact to additional paid-in-capital	$3,467	iii.

i.	The consideration attributed to the acquisition of the remaining 27.5% effective interest of WBAD was determined based on the relative fair value of Alliance Boots and the fair value of WBAD.
ii.	The carrying value of our pre-existing noncontrolling interest in WBAD as of August 31, 2014.
iii.	The difference between the consideration transferred and the pre-existing carrying value of noncontrolling interest is reflected as an adjustment to additional paid-in capital in the pro forma financial statements.

(d)	A step acquisition occurs when a controlling ownership interest is gained over a period of time. Under ASC 805 Business Combinations, a step acquisition in which control is obtained over a business is accounted for as a business combination. The accounting guidance also requires that previously held equity interests be remeasured at fair value and any difference between the fair value and the carrying value of the previously held equity interest be recognized as a gain or loss on the statement of earnings.

(in millions)	Amount	Footnote
Effect of Transaction on pro forma consolidated balance sheet
Implied fair value of 45% of equity interest held by the Company	$7,480	i.

Carrying value of Company’s equity investment in Alliance Boots	7,248	ii.
Carrying value of Company’s CTA in Alliance Boots in AOCI	(184)	ii.
Carrying value of Company’s share in Alliance Boots AOCI in AOCI	100	ii.

Net carrying value of the Company’s equity investment in Alliance Boots	7,164	ii.

Total adjustment reflected on the pro forma consolidated balance sheet	$316	iii.

i.	The fair value of the previously held equity investment in Alliance Boots was determined using the Income Approach methodology.

ii.	Carrying values from our historical consolidated balance sheet at August 31, 2014. Cumulative translation adjustments (“CTA”) of $184 million and our share of Alliance Boots’ accumulated other comprehensive (loss) of $100 million as of August 31, 2014 were netted against the carrying value of the equity investment in Alliance Boots.
iii.	The resulting gain on remeasurement to fair value of the previously held equity investment in Alliance Boots was $316 million, which is reflected in the unaudited pro forma consolidated balance sheet in retained earnings. The gain is excluded from the unaudited pro forma consolidated statement of earnings as it is nonrecurring in nature.

(e)	Alliance Boots historical stockholders’ equity of $1.8 billion of common stock, $3.7 billion of paid-in capital, $5.5 billion of retained earnings and $114 million of accumulated other comprehensive (loss) (“AOCI”) has been eliminated in the unaudited pro forma consolidated balance sheet in accordance with acquisition accounting.

(f)	Prior to the transaction, Alliance Boots’ historical balance sheet included $7.8 billion of goodwill that was eliminated from the pro forma consolidated balance sheet and excluded from the net assets acquired because the goodwill for the Alliance Boots acquisition will be determined in purchase accounting.

(g)	We have accounted for the acquired net assets of Alliance Boots using a preliminary purchase price allocation based on the respective fair value of the assets and liabilities acquired. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders’ Agreement, dated August 2, 2012, by and among us, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Alliance Boots preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the combined financial statements. Refer to the table below for a breakdown of fair value adjustments of net assets acquired (in millions):

	Amount	Footnote
Net assets
Inventories	$52
Other current assets	(32)	i.
Property and equipment	(329)	ii.
Intangible assets, net definite lived	1,402	iii.
Intangible assets, net indefinite lived	161	iii.
Investments in associates and joint ventures	152	iv.
Debt issuance costs	(73)	v.
Deferred taxes	(247)	vi.
Noncontrolling interest	69	vii.

Fair value adjustments of net assets and noncontrolling interest acquired	$1,155	viii.

i.	The other current assets contain $32 million of Walgreens Boots Alliance/our stock which will be distributed to certain Alliance Boots employees through a long-term incentive plan.
ii.	The property and equipment expected decrease in annual depreciation is $18 million.
iii.

The preliminary valuation of acquired intangible assets is comprised of definite lived intangible assets of $2.8 billion and indefinite lived intangible assets of $7.3 billion, which has a combined fair value adjustment of $1.6 billion. The indefinite lived intangible assets are primarily related to certain trade names and pharmacy licenses. The definite lived intangible assets primarily relate to customer relationships whose useful life is estimated to be 12 years. The preliminary annual amortization is expected to be $112 million of the amortizable intangible assets.
iv.	The preliminary valuation of investments in associates and joint ventures was determined using the market valuation approach. WBAD was excluded from the Alliance Boots investments in associates and joint ventures.
v.	The preliminary fair value of long-term debt was determined using book value, which approximates fair value. Debt issuance costs have no fair value and are eliminated in purchase accounting.
vi.	Deferred income taxes were adjusted to account for the fair value adjustments associated with the pro forma transaction. The analysis of the deferred income taxes was performed using Alliance Boots’ combined blended local statutory rate of the location of the long-lived assets of 20.0%.
vii.	The noncontrolling interest of $69 million relates to the management equity plan which will be settled before the acquisition, so it has no value.
viii.	The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon the final valuation. The final purchase price allocation may result in a material change in the fair value of the net assets acquired and consequently in the value of residual goodwill.

(h)	The pro forma transaction will be accounted for under the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is calculated as the aggregate fair value of (1) the consideration expected to be transferred and (2) the previously held equity investment, less the fair values assigned to the acquired identifiable tangible and intangible assets and the assumed liabilities. As a result, the unaudited pro forma consolidated balance sheet is adjusted to reflect $14.0 billion of goodwill attributable to the pro forma transaction. Goodwill consists of expected purchasing synergies, operating efficiencies by benchmarking performance and applying best practices across the combined company, consolidation of operations, reductions in selling, general and administrative expenses and combining workforces.

(i)	Reflects the $14.0 billion of public and private financings (net of $56 million in transaction costs that are capitalized on the pro forma balance sheet) from the anticipated sale of approximately $10 billion unsecured, unsubordinated notes due over various periods and in each case issued in one or various currencies, issuance of approximately $2 billion in short-term commercial paper and a new unsecured term loan (of up to £1.45 billion, but of which we currently anticipate drawing only £1.25 billion (or approximately $2 billion)) with an overall average fixed rate of 2.8% to fund the cash portion of the second step transaction, to refinance substantially all of the existing Alliance Boots debt and our short-term borrowings due in March 2015 and for general corporate purposes. The transaction costs will be amortized to interest expense using the effective interest rate method. The other various balance sheet accounts are debt related balances, such as derivative assets or liabilities, deferred taxes and accrued interest that are eliminated with the existing Alliance Boots debt.

(j)	These adjustments are recorded to eliminate intercompany transactions between both us and Alliance Boots and transactions between WBAD and Alliance Boots.

(k)	The expected future pro forma transaction costs of $38 million for legal and other professional services, excluding financing costs noted in footnote 4i, are recorded as an accrued liability, but since the expected expenses are nonrecurring, no expense was recorded.

Note 5: Adjustments to the Unaudited Pro Forma Consolidated Statement of Earnings for the Year Ended August 31, 2014

(a)	Reflects the elimination of equity income from Alliance Boots of $617 million and the elimination of the US GAAP deferred tax expense associated with our equity income of Alliance Boots of $205 million the year ended August 31, 2014.

(b)	To record the decrease in interest expense of $16 million for the year ended August 31, 2014 associated with the anticipated debt financing described in Footnote 4i above. Interest expense was estimated for the periods using an effective interest rate of 2.8%. A 1/8% increase or decrease in the interest rate would impact the unaudited pro forma consolidated statement of earnings by $18 million for the year ended August 31, 2014. The Alliance Boots tax benefit related to debt was eliminated at a tax rate of 23% and the new interest expense tax benefit was calculated at 37.6% due to geographic mix.

(c)	The following table details the impact of the fair value adjustments on the unaudited pro forma consolidated statement of earnings for the year ended August 31, 2014:

(in millions)	Current Book Value	Preliminary Appraised Value	Adjustment	Translated Adjustment	Estimated remaining useful life (years)	Incremental amortization expense for the year ended August 31, 2014(i)
Inventories	£1,892	£1,923	31	$52	< 1 yr	$52
Property and equipment	2,246	2,050	(196)	(329)	various	(18)
Customer relationships	786	1,150	364	612	12 yr	51
Other intangible assets, net definite lived	4	474	470	790	various	61
Intangible assets, net indefinite lived	4,264	4,360	96	161	indefinite	-
Other non-current assets	43	-	(43)	(73)	4 yr	(18)

	£9,235	£9,957	£722	$1,213		$128

(i)	The inventory step-up is expensed as the acquired inventory is sold. As this will not have a continuing effect beyond one year, the amount has been excluded from the pro forma statement of earnings. The incremental amortization expense on property and equipment and definite lived intangible assets was calculated using the straight-line method over the estimated remaining useful life. The other non-current assets were for the Alliance Boots debt issuance costs that have been refinanced, the amount has been excluded from the pro forma statement of earnings.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon a final valuation. Any change in fair value adjustments, specifically any reallocation between definite and indefinite lived intangible assets, may result in a material change in the amortization shown above and, accordingly, in Walgreens Boots Alliance’s goodwill and future earnings.

(d)	Represents the expenses directly attributable to the pro forma transaction included in the historical statement of earnings for the year ended August 31, 2014 of both us and Alliance Boots. Adjustments of $29 million were made for the year ended August 31, 2014, respectively, as these costs are nonrecurring in nature.

(e)	The net earnings attributable to noncontrolling interests of $99 million for the year ended August 31, 2014 have been eliminated as WBAD will be 100% owned by Walgreens Boots Alliance/us as a result of the pro forma transaction.

(f)	The incremental tax expense of $35 million for the year ended August 31, 2014 is for additional current US taxation of Alliance Boots and WBAD earnings, assuming Alliance Boots was 100% owned by Walgreens Boots Alliance/us.

(g)	These adjustments are recorded to eliminate intercompany transactions between both us and Alliance Boots and transactions between WBAD and Alliance Boots.

(h)	The income tax benefit reflects the tax impact of adjustments to the unaudited pro forma consolidated statement of earnings which was tax effected at the statutory rate by legal entity applied by us.

(i)	The net earnings attributable to noncontrolling interest relating to the Alliance Boots’ management equity plan of $43 million for the year ended August 31, 2014, which will be settled before the acquisition, so the expense will not be incurred post acquisition.

(j)	Pro forma earnings per share for the year ended August 31, 2014 have been recalculated to show the impact of the pro forma transaction on a basic and diluted outstanding share basis, assuming shares issued in connection with the pro forma transaction were outstanding at the beginning of both periods presented.

The following table presents pro forma earnings per share for the year ended August 31, 2014:

(in millions, except per share amounts)	Walgreen Co. (Reported)	Recalculated EPS with Additional Shares(1)	Alliance Boots Earnings, Effects of Transaction and Anticipated Debt Borrowings	Pro Forma Consolidated
Net Earnings Attributable to Walgreens/Walgreens Boots Alliance	$1,932	$1,932	$1,167	$3,099
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share - basic	$2.03	$1.76	$1.06	$2.82
Net Earnings Attributable to Walgreen/Walgreens Boots Alliance per Common Share - diluted	$2.00	$1.74	$1.05	$2.79
Basic shares	953.1	1,097.4	1,097.4	1,097.4
Diluted shares	965.2	1,109.5	1,109.5	1,109.5

(1)	Reported earnings per share is adjusted to reflect the 144.3 million shares issued in conjunction with the Alliance Boots transaction.

OUR BUSINESS

Walgreens, together with its subsidiaries, operates the largest drugstore chain in the United States with net sales of $76.4 billion in the fiscal year ended August 31, 2014. We provide our customers with convenient, omni-channel access to consumer goods and services, pharmacy, and health and wellness services in communities across America. We offer our products and services through drugstores, as well as through mail, by telephone and online.

We sell prescription and non-prescription drugs as well as general merchandise, including household items, convenience and fresh foods, personal care, beauty care, photofinishing and candy. Our pharmacy, health and wellness services include retail, specialty, infusion and respiratory services, mail service, and convenient care clinics. These services help improve health outcomes for patients and manage costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. As of August 31, 2014, we operated 8,309 locations in 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, including 8,207 drugstores. In addition, Walgreens’ “Take Care Health Systems” subsidiary is a manager of in-store convenient care clinics, with more than 400 locations throughout the United States.

Walgreens Boots Alliance, Inc. is a newly formed corporation incorporated on September 2, 2014 under the laws of Delaware and is a direct wholly owned subsidiary of Walgreens. To date, Walgreens Boots Alliance has not conducted any activities other than those incident to its formation, the offering contemplated hereby and matters related thereto, other financing activities related to the reorganization and second step transaction, and the matters contemplated by the Reorg Merger Agreement. Walgreens Boots Alliance currently has no material assets, operating revenues or cash flows. Immediately following the completion of the reorganization, Walgreens Boots Alliance will be a holding company and, accordingly, its business is expected to be operated through its direct and indirect operating subsidiaries and will initially consist of the combined assets and operations of Walgreens and Alliance Boots.

Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois 60015, and our telephone number is (847) 315-2500.

Recent Developments

Exercise of Call Option to Complete the Second Step Transaction and Announcement of the Reorganization.    On August 2, 2012, we completed the initial investment contemplated by the Purchase and Option Agreement, which resulted in our acquisition of 45% of the issued and outstanding share capital of Alliance Boots, in exchange for $4.025 billion in cash and 83,392,670 shares of Walgreens common stock. The Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified conditions, that we had the right, but not the obligation, to acquire the remaining 55% interest in Alliance Boots in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreens common stock, subject to certain specified adjustments. Prior to the Amendment, the call option was exercisable by us, in our sole discretion, at any time during the period beginning February 2, 2015, or 30 months after the completion of the first step transaction, and ending on August 2, 2015, or the third anniversary after the completion of the first step transaction. Pursuant to the Amendment, the call option became exercisable by us on August 5, 2014, and we, through an indirect wholly owned subsidiary to which Walgreens previously assigned its rights under the call option, exercised the call option on August 5, 2014.

In addition, in connection with the second step transaction and pursuant to the Reorg Merger Agreement, and subject to the satisfaction of specified closing conditions, immediately prior to the completion of the second step transaction, Walgreens will be reorganized into a holding company structure pursuant to the reorganization and Walgreens will survive the reorg merger as a direct wholly owned subsidiary of Walgreens Boots Alliance. In the reorg merger, each outstanding share of Walgreens common stock will be converted into one share of common stock of Walgreens Boots Alliance and, accordingly, the shares issued to the sellers in the second step transaction will be 144,333,468 shares of Walgreens Boots Alliance common stock rather than Walgreens common stock, subject to certain specified adjustments. Following the consummation of the reorganization and the second step transaction, Alliance Boots will be an indirect wholly owned subsidiary of Walgreens Boots Alliance and it is expected that Alliance Boots will be held by Walgreens Boots Alliance through subsidiaries that are not subsidiaries of Walgreens.

For more information, see “Prospectus Supplement Summary—Company Overview—The Second Step Transaction and Reorganization” and “The Business of Alliance Boots” below.

Concurrent Offering.    On November 6, 2014, Walgreens Boots Alliance offered $750,000,000 principal amount of floating rate notes due 2016, $750,000,000 principal amount of 1.750% notes due 2017, $1,250,000,000 principal amount of 2.700% notes due 2019, $1,250,000,000 principal amount of 3.300% notes due 2021, $2,000,000,000 principal amount of 3.800% notes due 2024, $500,000,000 principal amount of 4.500% notes due 2034 and $1,500,000,000 principal amount of 4.800% notes due 2044, in an underwritten public offering pursuant to a separate prospectus supplement (the “Concurrent Offering”). Closing of the Concurrent Offering is subject to customary conditions precedent. We cannot assure you that the Concurrent Offering will be completed. This prospectus supplement and the accompanying prospectus is not, and should not be construed as, an offering of any securities other than the notes offered hereby.

Additional Information.    For more information concerning our business and other important information, please refer to the Walgreens Annual Report on Form 10-K for the year ended August 31, 2014, as amended, and other documents filed by Walgreens or Walgreens Boots Alliance with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

THE BUSINESS OF ALLIANCE BOOTS

References in this “The Business of Alliance Boots” section to “Alliance Boots” refer to Alliance Boots GmbH and its subsidiaries included in the consolidated financial statements of Alliance Boots incorporated by reference into this prospectus supplement and the accompanying prospectus and do not include unconsolidated partially owned entities, except as otherwise indicated or the context otherwise requires. Figures in “—Business Activities” are estimates as of March 31, 2014, with the addition of Farmacias Ahumada locations at the date of acquisition on August 11, 2014, and include associates and joint ventures.

Alliance Boots is a leading international pharmacy-led health and beauty group. Alliance Boots delivers a range of products and services to customers including pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution. Working in close partnership with manufacturers and pharmacists, Alliance Boots is committed to improving health in the local communities it serves and helping its customers and patients to look and feel their best. Alliance Boots’ focus is on growing its two core business activities of pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution while increasingly developing and internationalizing its product brands.

Alliance Boots GmbH was established in Switzerland in March 2008 as a Swiss holding company for the Alliance Boots group. AB Acquisitions Holdings Limited, the ultimate parent company of Alliance Boots, was formed in April 2007 in connection with the acquisition in a private equity transaction by AB Acquisitions Holdings Limited of Alliance Boots plc in June 2007, which was at that time listed on the London Stock Exchange. Alliance Boots plc was formed in July 2006 through the merger of two UK-listed public companies, Alliance UniChem Plc and Boots Group PLC, both of which had a history deeply rooted in the pharmaceutical industry.

Business Activities

Pharmacy-led Health and Beauty Retailing.    Alliance Boots, including its associates and joint ventures, has pharmacy-led health and beauty retail businesses in 11 countries, each focused on helping people look and feel their best.

Together with its associates and joint ventures, Alliance Boots operate more than 4,600 health and beauty retail stores, of which more than 4,450 have a pharmacy, with a growing online presence. In Europe, Alliance Boots is a market leader in pharmacy with stores in the UK, Norway, the Republic of Ireland, the Netherlands and Lithuania. Alliance Boots also has pharmacies in Mexico, Chile and Thailand and its associates and joint ventures operate pharmacies in China, Italy and Croatia. In addition, approximately 80 Boots branded stores operate in the Middle East on a franchise basis.

Alliance Boots’ stores are conveniently located and put pharmacists at the heart of healthcare. Alliance Boots’ pharmacists are well placed to provide a significant role in the provision of healthcare services, working closely with other primary healthcare providers in the communities Alliance Boots serves.

Alliance Boots’ principal retail brand in the Health & Beauty Division is Boots, which Alliance Boots uses in the UK, Norway, the Republic of Ireland, the Netherlands and Thailand. The Boots offering is differentiated from that of competitors due to a number of factors including the product brands that Alliance Boots owns and “only at Boots” exclusive products.

Boots Opticians is one of the leaders in the UK optical market, with around 600 practices, of which around 180 operate on a franchise basis. Around 30% of practices are located in Boots stores with the balance being standalone optical practices. In addition, Alliance Boots has a leading position in the UK hearingcare market through its associate, Boots Hearingcare, which operates in around 430 locations across the UK, almost all of which are within Boots stores or standalone Boots Opticians practices.

Alliance Boots continually seeks to enhance its position as a trusted pharmacy brand in the UK and a leading provider of healthcare, beauty advice and services in local communities. It does this by delivering expert customer care, through investment in existing stores, by selectively expanding its store portfolio and, increasingly, through developing its omni-channel offering.

Pharmaceutical Wholesaling and Distribution.    Alliance Boots’ pharmaceutical wholesale businesses, together with its associates and joint ventures, supply medicines, other healthcare products and related services to more than 180,000 pharmacies, doctors, health centers and hospitals from more than 370 distribution centers in 20 countries.

Alliance Boots’ businesses seek to provide high core service levels to pharmacists in terms of frequency of delivery, product availability, delivery accuracy, timeliness and reliability at competitive prices. Alliance Boots also offers its customers innovative added-value services which help pharmacists develop their own businesses. This includes membership of Alphega Pharmacy, Alliance Boots’ pan-European network for independent pharmacies. Alphega Pharmacy has a membership of more than 4,800 pharmacies in seven countries. This is expected to increase as a result of a March 2014 vote by the vivesco pharmacy network in Germany, which has around 950 members, to rebrand as Alphega.

In addition to the wholesale of medicines and other healthcare products, Alliance Boots provides services to pharmaceutical manufacturers who are increasingly seeking to gain greater control over their product distribution while at the same time outsourcing non-core activities. These services include pre-wholesale and contract logistics, direct deliveries to pharmacies, and specialized medicine delivery including related home healthcare.

Combined with local engagement, scale is very important in pharmaceutical wholesaling. In addition to being the largest pharmaceutical wholesaler/distributor in Europe, Alliance Boots ranks as one of the top three in many of the individual countries in which it operates.

Alliance Boots continually seeks to grow its wholesale and related distribution activities organically and through acquisitions, including investments in associates and joint ventures. These acquisitions are either in current or complementary business areas in countries in which Alliance Boots already operates or in new geographical markets which are typically large, fast growing and where it sees the potential for market consolidation.

Product Brands

In Alliance Boots’ Health & Beauty Division, Alliance Boots has highly-regarded and long established product brands such as No7, Soltan and Botanics, together with newer brands such as Boots Pharmaceuticals and Boots Laboratories. Product innovation and development, packaging and product marketing capabilities are key focus areas to enable Alliance Boots to develop new and existing brands.

Alliance Boots is continuing to internationalize key product brands, increasingly selling them through select retail partners, its own and third party internet shopping sites, and independent pharmacies. In the U.S., where Boots product brands have been sold through Target for many years,

Alliance Boots is introducing No7 and other key Boots product brands into the drugstore channel through Walgreens on a phased basis. In Europe, Alliance Boots’ Boots Laboratories range of products is sold by independent pharmacies in five countries.

In addition, Alliance Boots has a long-term partnerships with a select number of third party brand owners to sell their products in Boots stores on an exclusive basis, sharing in the future brand equity. Alliance Boots continues to manufacture a significant proportion of its most popular own brand and exclusive products.

In Alliance Boots’ Pharmaceutical Wholesale Division and associates, Almus, Alliance Boots’ range of generic medicines, is sold in five countries and Alvita, Alliance Boots’ range of patient care products, is sold in six countries.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of the Notes” section, the terms “we,” “our,” “us” and “Company” refer solely to Walgreens Boots Alliance, Inc. (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture (as defined below).

General

The notes will be issued as three separate series of debt securities under an indenture to be entered into by and among us and Wells Fargo Bank, National Association, as trustee (the “trustee”), with certain terms of the notes being set forth in an officers’ certificate (together, the “indenture”).

The notes will not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the indenture will apply to the notes.

We will issue the euro notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. We will issue the sterling notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes.

Walgreens Guarantee

On the issue date, Walgreens will fully and unconditionally guarantee the notes on an unsecured and unsubordinated basis. We refer to the guarantee of the notes by Walgreens as the “Walgreens Guarantee.”

Under the Walgreens Guarantee, Walgreens will guarantee to each holder, the trustee and the paying agent, on an unsecured, unsubordinated basis, the full and prompt payment of principal of, premium, if any, interest on, and Additional Amounts, if any, with respect to, each series of outstanding notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the trustee and the paying agent pursuant to the terms of the indenture.

The purpose of the guarantee by Walgreens is to protect the notes against structural subordination to certain indebtedness of Walgreens following the reorganization.

From and after the consummation of the reorganization, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if and when (i) the aggregate outstanding principal amount of Capital Markets Indebtedness, including the Existing Notes, and Commercial Bank Indebtedness, in each case, of Walgreens is less than $2,000,000,000 and (ii) Walgreens does not guarantee any

Capital Markets Indebtedness (other than the notes or the U.S. Dollar Notes) or Commercial Bank Indebtedness, in each case, of the Company. In addition, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, if and when the Walgreens Merger is consummated. Further, the Walgreens Guarantee will automatically terminate, and the obligations of Walgreens under the Walgreens Guarantee will be unconditionally released and discharged, with respect to any series of outstanding notes, upon (i) repayment of such series of outstanding notes in full (including, without limitation, pursuant to the provisions of the “Special Mandatory Redemption” section described below), (ii) the satisfaction and discharge of the indenture with respect to such series of outstanding notes or (iii) the defeasance or covenant defeasance of such series of outstanding notes in accordance with the terms of the indenture. Once released in accordance with its terms, the Walgreens Guarantee will not subsequently be required to be reinstated for any reason.

With respect to each separate series of outstanding notes, Walgreens may and the trustee shall (subject to the terms of the Walgreens Guarantee), with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such amendment, modification or waiver, by act of said holders delivered to Walgreens and the trustee, enter into an agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Walgreens Guarantee in respect of such series of outstanding notes, of modifying in any manner the rights of the holders of the notes of such series under the Walgreens Guarantee, of releasing Walgreens from any or all of its obligations under the Walgreens Guarantee in respect of such series or of waiving any past default with respect to such series and its consequences.

“Capital Markets Indebtedness” means any indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” shall not, for the avoidance of doubt, be construed to include any indebtedness issued to institutional investors in a direct placement of such indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten persons (provided that multiple managed accounts and affiliates of any such persons shall be treated as one person for the purposes of this definition) shall be deemed not to be so underwritten or resold), or any indebtedness under the New Credit Agreements (as amended or refinanced from time to time), Commercial Bank Indebtedness, capitalized lease obligation or recourse transfer of any financial asset or any other type of indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Commercial Bank Indebtedness” means indebtedness for borrowed money (including undrawn commitments in respect thereof) owed to commercial banks under financing arrangements comparable to the New Credit Agreements (including such arrangements on a bilateral basis, but excluding indebtedness under the New Credit Agreements).

“Existing Notes” means the (i) 1.000% Notes due 2015, (ii) 1.800% Notes due 2017, (iii) 5.250% Notes due 2019, (iv) 3.100% Notes due 2022 and (v) 4.400% Notes due 2042, in each case, issued by Walgreens and outstanding on the date of this prospectus supplement.

“U.S. Dollar Notes” means each series of U.S. dollar denominated, unsecured, unsubordinated notes issued or to be issued by Walgreens Boots Alliance to fund a portion of the cash consideration payable in connection with the second step transaction, to refinance substantially all of Alliance Boots’ total borrowings, and/or to pay related fees and expenses, and a portion of the net proceeds from the sale of which, following the completion of the second step transaction, may also be used for general corporate purposes.

The guarantee agreement related to the Walgreens Guarantee will contain a covenant prohibiting Walgreens from consolidating or amalgamating with or merging into any other person (whether or not affiliated with Walgreens), unless Walgreens is the surviving person or the surviving person (if other than Walgreens) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the obligations under the Walgreens Guarantee. Notwithstanding the foregoing, such covenant shall not apply to the Walgreens Merger (as defined below) or any transaction in connection therewith or related thereto. See “—Walgreens Merger” below.

Ranking

The notes will be our unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding.

The Walgreens Guarantee will be an unsecured, unsubordinated debt obligation of Walgreens and will (for so long as the Walgreens Guarantee is in place) rank equally in right of payment with all of Walgreens’ other unsecured and unsubordinated debt from time to time outstanding.

Interest Payments and Maturity

The euro notes will initially be limited to €         aggregate principal amount and will mature on                     , 2026. The notes due 2020 will initially be limited to £         aggregate principal amount and will mature on                     , 2020. The notes due 2025 will initially be limited to £         aggregate principal amount and will mature on                     , 2025.

The notes of each series will bear interest at the applicable rate shown on the cover of the prospectus supplement, accruing from November     , 2014 or the most recent interest payment date to which interest has been paid or provided for.

We will pay, or cause the paying agent to pay, interest on the euro notes annually in arrears on                      of each year, beginning on                     , 2015, and on the sterling notes annually in arrears on                      of each year, beginning on                     , 2015, in each case, to persons in whose names the notes are registered at the close of business on the preceding                      (whether or not a Business Day), as the case may be. We will calculate the amount of interest payable on the notes on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or November     , 2014 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Payments of principal, interest and Additional Amounts, if any, in respect of (i) the euro notes will be payable in euro and (ii) the sterling notes, will be payable in sterling. If euro or sterling, as the case may be, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable notes will be made in U.S. dollars until the euro or sterling, as applicable, is again available to us or so used. The amount payable on any date in euro or sterling, as applicable, will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/sterling exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The notes will cease to bear interest upon maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the notes will continue to bear interest (before as well as after judgment) until the day on which all sums due in respect of such notes up to that day are received by or on behalf of the relevant holder of such notes.

Investors will be subject to foreign exchange risks as to payments of principal, interest and Additional Amounts, if any, that may have important economic and tax consequences to them. See “Risk Factors—Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro and the sterling.”

Optional Redemption

We may redeem (i) the euro notes, at any time prior to             (three months prior to the maturity date of the euro notes) in whole or from time to time prior to             in part, (ii) the notes due 2020, at any time prior to             (one month prior to the maturity date of the notes due 2020) in whole or from time to time prior to             in part, and (iii) the notes due 2025, at any time prior to             (three months prior to the maturity date of the notes due 2025) in whole or from time to time prior to             in part, in each case, at our option at a redemption price equal to the greater of (the “Applicable Premium”):

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus             basis points for the euro notes,                 basis points for the notes due 2020 and             basis points for the notes due 2025,

plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

In addition, at any time on or after             (three months prior to the maturity date of the euro notes) with respect to the euro notes,             (one month prior to the maturity date of the notes due 2020), with respect to the notes due 2020, or             (three months prior to the maturity date of the notes due 2025), with respect to the notes due 2025, we may redeem some or all of the applicable series of notes at our option, at a redemption price equal to 100% of the principal amount of the applicable notes to be redeemed, plus, in every case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or £100,000 or an integral multiple of €1,000 or £1,000 in excess thereof.

Further, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the applicable interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, (i) with respect to any series of euro notes, a German federal government bond whose maturity is closest to the maturity of the euro notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate and (ii) with respect to the sterling notes, the United Kingdom government security or securities whose maturity is closest to the maturity of the sterling notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government security or securities as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government securities selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

Notice of any redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the securities registrar in accordance with applicable procedures of Clearstream or Euroclear.

The notes are also subject to redemption if certain events occur involving United States taxation. See “—Redemption for Tax Reasons.”

Special Mandatory Redemption

The terms of the notes will require us to retain the proceeds of the notes until the Second Step Closing Date (as defined below). In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement is terminated at any time on or prior to August 19, 2015 (each of such events being a “Special Mandatory Redemption Trigger”), then we will redeem in whole and not in part the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date (as defined below) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). From and after the date of the initial issuance of the notes and until the earlier of (x) the consummation of the reorganization or (y) the Walgreens Merger, Walgreens will from time to time transfer additional funds to us as necessary for us to pay accrued and unpaid interest from and including the date of initial issuance to, but excluding, the Special Mandatory Redemption Date, and the premium component of the Special Mandatory Redemption Price.

We will cause a notice of Special Mandatory Redemption to be mailed to the trustee and the paying agent and mailed, or delivered electronically if still held in Clearstream or Euroclear in accordance with Clearstream’s or Euroclear’s customary procedures, to the holders of the notes at their registered addresses no later than 10 days following the occurrence of a Special Mandatory Redemption Trigger, which shall provide for the redemption of the notes on or prior to the third business day (the “Special Mandatory Redemption Date”) following the date of such notice. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all notes to be redeemed on the Special Mandatory Redemption Date with the trustee or a paying agent on or before such Special Mandatory Redemption Date, the notes will cease to bear interest and all rights under the notes shall terminate.

The provisions described in this “Special Mandatory Redemption” section may not be waived or modified without the written consent of all holders of the notes.

Upon the occurrence of the Second Step Closing Date, the provisions described in this “Special Mandatory Redemption” section will cease to apply.

“Second Step Closing Date” means the date on which the second step transaction is consummated.

Additional Amounts

All payments of principal and interest in respect of the notes by us or a paying agent on our behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, we will pay to any Non-U.S. Holder (as defined under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” below) such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.

However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of notes, nor shall Additional Amounts be payable for or on account of:

(a) any Taxes which would not have been so imposed, withheld or deducted but for:

(1) the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(2) the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b) any Taxes which would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(c) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

(d) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding or deduction from a payment on such note;

(f) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld or deducted by any paying agent from any payment on any note, if such payment can be made without such withholding or deduction by at least one other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(k) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

Any Additional Amounts paid on the euro notes will be paid in euro and any Additional Amounts paid on the sterling notes will be paid in sterling.

For purposes of this section, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Except as specifically provided under this section “Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

If we are required to pay Additional Amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such Additional Amounts are payable.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Redemption for Tax Reasons

We may redeem each series of the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with any accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date, at any time, if:

(i) we have or will become obliged to pay Additional Amounts with respect to such series of notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of this prospectus supplement; or

(ii) on or after the date of this prospectus supplement, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).

Notice of any redemption will be mailed, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes was then due.

Prior to the mailing or delivery of any notice of redemption pursuant to this section “Redemption for Tax Reasons,” in the case of a redemption for the reasons specified in clause (i) or (ii) above, we will deliver to the trustee and the paying agent:

(a) a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and

(b) a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that we will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.

Such notice, once delivered by us will be irrevocable.

Change of Control

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above or have defeased the notes as described in the indenture, we will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal, in respect of the euro notes, to €100,000 or an integral multiple of €1,000 in excess thereof, and in respect of the sterling notes, to £100,000 or an integral multiple of £1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to the trustee and the paying agent and mailed, or delivered electronically if still held in Clearstream or Euroclear in accordance with Clearstream’s or Euroclear’s customary procedures, to holders of the notes, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “change of control payment date”). The notice will, if mailed (or delivered electronically) prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

On each change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate (with a copy to the paying agent) stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will be required to comply with such securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Board of Directors” means our board of directors or any authorized committee thereof.

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; (4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, (i) the reorganization (and each transaction in connection therewith or related thereto) shall not constitute a change of control, (ii) the Walgreens Merger (and each transaction in connection therewith or related thereto) shall not constitute a change of control and (iii) a transaction will not be deemed to involve a change of control under clause (2) above if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by both rating agencies and the notes are rated below an investment grade rating by both rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing upon the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of the change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The covenants described in the accompanying prospectus under the captions “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Limitation on Liens,” “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Limitation on Sale and Leaseback Transactions” and “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Merger, Consolidation or Sale of Assets” apply to the notes.

Walgreens Merger

Promptly (and in any event within 10 New York Business Days) after the consummation of the second step transaction, if the reorganization is not consummated on or prior to the date of the consummation of the second step transaction, we will merge with and into Walgreens (the “Walgreens Merger”), with Walgreens surviving such merger and expressly assuming, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of and premium, if any, interest on, and Additional Amounts, if any, with respect to all of the outstanding debt securities authenticated and delivered under the indenture, and the performance of our obligations under the indenture and the outstanding debt securities authenticated and delivered thereunder. For purposes of this paragraph, “New York Business Days” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the corporate trust office of the trustee is located are authorized or obligated by law, regulation or executive order to close.

Upon consummation of the Walgreens Merger in accordance with the immediately preceding paragraph, Walgreens shall succeed to, and be substituted for us, and may exercise every right and power of ours, under the indenture with the same effect as if Walgreens had been named as the issuer therein; and thereafter, we shall be released from all obligations and covenants under the indenture and the notes.

The covenant described in the accompanying prospectus under the captions “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Merger, Consolidation or Sale of Assets” shall not apply to the Walgreens Merger or any transaction in connection therewith or related thereto.

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance and discharge, and the covenants set forth in the accompanying prospectus under the captions “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Limitation on Liens,” “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots

Alliance Indenture—Limitation on Sale and Leaseback Transactions” and “Description of Securities—Covenants Applicable to Debt Securities Issued under the Walgreens Boots Alliance Indenture—Merger, Consolidation or Sale of Assets” (together with the other covenants set forth in section 4.2(3) of the indenture and our obligations under “—Change of Control” above) will, in each case, be subject to covenant defeasance, as set forth in the indenture, provided, that (i) upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee or the paying agent, as applicable, equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee or the paying agent, as applicable, on or prior to the redemption date and (ii) any reference to “Government Obligations” in respect of the euro notes shall refer to “Federal Republic of Germany Obligations” and “Federal Republic of Germany Obligations” shall mean (1) direct obligations of the Federal Republic of Germany, where the payment or payment thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Federal Republic of Germany Obligations or a specific payment of interest on or principal of or other amount with respect to any such Federal Republic of Germany Obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Federal Republic of Germany Obligations or the specific payment of interest on or principal of or other amount with respect to the Federal Republic of Germany Obligations evidenced by such depositary receipt.

Events of Default

The provisions of the indenture described under “Description of Securities—Events of Default” in the accompanying prospectus will apply to the notes.

Any payment in respect of the notes made in U.S. dollars as set forth above under “Interest Payments and Maturity” will not constitute an event of default under the notes or the indenture governing the notes.

Concerning the Trustee and Paying Agent

Wells Fargo Bank, National Association is the trustee. Deutsche Bank Trust Company Americas will initially act as paying agent and authenticating agent for the notes. Deutsche Bank Luxembourg S.A. will initially act as securities registrar for the notes. We will enter into a registrar and paying agent agreement in relation to the notes between us, Deutsche Bank Trust Company Americas, as paying agent, and Deutsche Bank Luxembourg S.A., as securities registrar. Payment of principal of and interest on the notes will be made through the office of the paying agent. Each of Wells Fargo Bank, National Association, Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A., each in each of its capacities, including without limitation as trustee, paying agent and securities registrar, as applicable, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, the paying agent and its affiliates and the securities registrar and its affiliates.

Book-entry System

Global Notes

We will issue the notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with a common depositary (and registered in the name of its nominee) for, and in respect of interests held through, Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., which we refer to as “Euroclear.” Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depository for Clearstream and Euroclear or its nominee. No link is expected to be established among The Depository Trust Company and Clearstream or Euroclear in connection with the issuance of the notes.

Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof with respect to the euro notes and in denominations of £100,000 and integral multiples of £1,000 in excess thereof with respect to the sterling notes. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes of a specified series that is less than the minimum denomination of notes specified for such series would be required to purchase an additional principal amount of notes such that its holding of notes of such series amounts to the minimum specified denomination. Investors may hold interests in the global notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.

Except as set forth in the indenture, owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

We have obtained the information in this section concerning Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or the paying agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

We, the trustee, the paying agent and the securities registrar will not have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and Additional Amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and Additional Amounts, if any, with respect to the global notes will be credited in euro or sterling, as applicable, to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear system on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear system on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear system is used.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of book-entry interests in the notes held through Clearstream or Euroclear to purchasers of book-entry interests in a global note through Clearstream or Euroclear will be conducted in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other anticipated financing arrangements of Walgreens and Walgreens Boots Alliance. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which with respect to existing indebtedness of Walgreens are included as exhibits to Walgreens filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Existing Notes

In January 2009, Walgreens issued and sold $1.0 billion aggregate principal amount of 5.25% notes due 2019. In addition, in September 2012, Walgreens issued and sold $4.0 billion aggregate principal amount of notes, consisting of $550.0 million of floating rate notes due 2014 (the “2014 floating rate notes”), $750.0 million of 1.000% notes due 2015, $1.0 billion of 1.800% notes due 2017, $1.2 billion of 3.100% notes due 2022 and $500.0 million of 4.400% notes due 2042. Walgreens repaid the 2014 floating rate notes when they matured in March 2014. The 1.000% Notes due 2015 will mature on March 13, 2015. As of the date of this prospectus supplement, $4.45 billion aggregate principal amount of such notes remains outstanding. We refer to such outstanding notes as the “Existing Notes”.

Existing Credit Agreements

In July 2011, Walgreens entered into a senior unsecured revolving credit facility, which facility was subsequently amended in February 2012 and July 2012, in the aggregate amount of $500.0 million, pursuant to a credit agreement with Bank of America, N.A., as administrative agent and the lenders party thereto (the “2011 Credit Agreement”). In July 2012, Walgreens entered into a senior unsecured revolving credit facility in the aggregate amount of $850.0 million, pursuant to a credit agreement with Bank of America, N.A., as administrative agent and the lenders party thereto (the “2012 Credit Agreement” and together with the 2011 Credit Agreement, the “Existing Credit Agreements”). We anticipate that it will be a condition precedent to the effectiveness of the New Revolving Facility, that the Existing Credit Agreements be terminated and prepaid in full.

New Credit Agreements

In connection with the second step transaction, we anticipate entering into (i) the New Revolving Facility, pursuant to a revolving credit agreement with Bank of America, N.A. as administrative agent, HSBC Securities (USA) Inc., as syndication agent, and the lenders party thereto and (ii) the Term Loan Facility, pursuant to a term loan agreement with Bank of America, N.A, as administrative agent, HSBC Bank plc, as syndication agent, and the lenders party thereto.

We anticipate that $2.25 billion of the New Revolving Facility will be available for borrowings by Walgreens prior to the consummation of the second step transaction, with the remaining $750.0 million thereunder becoming available for borrowings upon the affirmative vote of the majority of common shares of Walgreens represented and entitled to vote at a Walgreens shareholder meeting to approve the issuance of the second step shares. Further, we anticipate that Walgreens Boots Alliance will become a borrower under the New Revolving Facility upon consummation of the reorganization and that wholly owned subsidiaries of Walgreens Boots Alliance (or, if the reorganization is not consummated, Walgreens) will be permitted to become borrowers under the New Revolving Facility subject to the satisfaction of certain conditions customary for committed bank financings of this type.

We anticipate that the Term Loan Facility will be available for borrowings by Walgreens Boots Alliance (or, if the reorganization is not consummated, Walgreens) on (or immediately prior to) the Second Step Closing Date (the “Funding Date”). We anticipate that the New Revolving Facility will mature on the five year anniversary of the date on which it becomes effective and that the Term Loan Facility will mature on the five year anniversary of the Funding Date.

We anticipate that borrowings under the New Revolving Facility will be used for general corporate purposes, which may include financing a portion of the second step transaction and repaying or refinancing certain indebtedness of Walgreens, Alliance Boots and their respective subsidiaries. We anticipate that borrowings under the Term Loan Facility will be used to finance a portion of the second step transaction, repay or refinance certain indebtedness of Walgreens, Alliance Boots and their respective subsidiaries and to pay related transaction costs.

We anticipate the New Credit Agreements will require us to maintain, as of the last day of each fiscal quarter a ratio of consolidated debt to total capitalization not to exceed a certain level. We also anticipate the New Credit Agreement will contain other customary representations, warranties and covenants.

To the extent the reorganization is consummated on or prior to the Second Step Closing Date, we anticipate that Walgreens will guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Walgreens Boots Alliance under the New Revolving Facility and the Term Loan Facility, which guarantee shall remain in full force and effect for so long as either (A) the aggregate outstanding principal amount of Capital Markets Indebtedness, including the Existing Notes, and Commercial Bank Indebtedness, in each case, of Walgreens is greater than or equal to $2,000,000,000 or (B) Walgreens guarantees any Capital Markets Indebtedness or Commercial Bank Indebtedness, in each case, of Walgreens Boots Alliance.

Anticipated Guarantee in Connection with the Second Step Transaction

Upon consummation of the reorganization (if the reorganization is consummated on or prior to the date of the consummation of the second step transaction), Walgreens Boots Alliance will fully and unconditionally guarantee the Existing Notes on an unsecured and unsubordinated basis. We refer to the guarantee of the notes by Walgreens Boots Alliance as the “Walgreens Boots Alliance Guarantee.”

Under the Walgreens Boots Alliance Guarantee, Walgreens Boots Alliance will guarantee to each holder and the trustee, on an unsecured, unsubordinated basis, the full and prompt payment of principal of, premium, if any, interest on, and Additional Amounts, if any, with respect to, each series of the Existing Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, including all fees and expenses due and owing to the trustee pursuant to the terms of the Walgreen Co. Indenture (as defined in the prospectus to which this prospectus supplement is attached).

The Walgreens Boots Alliance Guarantee will automatically terminate, and the obligations of Walgreens Boots Alliance under the Walgreens Boots Alliance Guarantee will be unconditionally released and discharged, if and when the aggregate outstanding principal amount of the Existing Notes is less than $400,000,000. In addition, the Walgreens Boots Alliance Guarantee will automatically terminate, and the obligations of Walgreens Boots Alliance thereunder will be unconditionally released and discharged with respect to any series of Existing Notes, upon the occurrence of an Existing Notes Rating Event with respect to such series of Existing Notes. Once released in accordance with its terms, the Walgreens Boots Alliance Guarantee will not subsequently be required to be reinstated for any reason.

With respect to each separate series of outstanding notes, Walgreens Boots Alliance may and the trustee shall (subject to the terms of the Walgreens Boots Alliance Guarantee), with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such amendment, modification or waiver, by act of said holders delivered to Walgreens Boots Alliance and the trustee, enter into an agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Walgreens Boots Alliance Guarantee in respect of such series of outstanding notes, of modifying in any manner the rights of the holders of Existing Notes of such series under the Walgreens Boots Alliance Guarantee, of releasing Walgreens Boots Alliance from any or all of its obligations under the Walgreens Boots Alliance Guarantee in respect of such series or of waiving any past default with respect to such series and its consequences.

As used in this section:

“Applicable Rating” means, at the time of determination, a rating equal to the rating by each applicable rating agency on the notes at such time.

“Existing Notes Rating Event” means, with respect to any series of Existing Notes, the receipt by us of written confirmation from each rating agency that it would continue to assign a rating to such series of outstanding Existing Notes equal to or higher than the Applicable Rating after giving effect to the termination of the Walgreens Boots Alliance Guarantee and the unconditional release and discharge of our obligations thereunder, in each case, with respect to such series of outstanding Existing Notes.

Concurrent Offering

On November 6, 2014, Walgreens Boots Alliance offered $750,000,000 principal amount of floating rate notes due 2016, $750,000,000 principal amount of 1.750% notes due 2017, $1,250,000,000 principal amount of 2.700% notes due 2019, $1,250,000,000 principal amount of 3.300% notes due 2021, $2,000,000,000 principal amount of 3.800% notes due 2024, $500,000,000 principal amount of 4.500% notes due 2034 and $1,500,000,000 principal amount of 4.800% notes due 2044, in the Concurrent Offering. Closing of the Concurrent Offering is subject to customary conditions precedent. We cannot assure you that the Concurrent Offering will be completed. This prospectus supplement and the accompanying prospectus is not, and should not be construed as, an offering of any securities other than the notes offered hereby.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based on the Code, the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to beneficial owners that purchase notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. This discussion does not address the tax consequences of the ownership or disposition of notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any foreign, state or local tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations.

As used herein, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Beneficial owners of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments of excess or accelerated amounts will be made is remote within the meaning of the applicable Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

As described above under “Prospectus Supplement Summary” and “Description of the Notes—Walgreens Merger,” the offering of the notes will be consummated prior to the completion of the reorg merger or the Walgreens Merger, as the case may be. Although not free from doubt, we intend to take the position, and this discussion assumes, that neither the reorg merger nor the Walgreens Merger will result in a change of obligor under the notes that would be treated as a “significant modification” of the notes for U.S. federal income tax purposes, and therefore will not result in a deemed exchange of such notes for such purposes. As a result, there would be no tax consequences to beneficial owners of notes upon the reorg merger or the Walgreens Merger. It is possible, however, that the IRS could treat the reorg merger or the Walgreens Merger as involving a change of obligor under the notes that constitutes a significant modification of the notes for U.S. federal income tax purposes, resulting in a deemed exchange of such notes for “new” notes. If such a position were taken and sustained, the deemed exchange would be a taxable transaction to beneficial owners of notes. In addition, if the issue price of the “new” notes as of the date of the deemed exchange is less than the adjusted issue price of the “old” notes, beneficial owners could be treated as acquiring the “new” notes with original issue discount (“OID”). In the case of a U.S. Holder, such OID would be included in income as it accrued, regardless of such beneficial owner’s regular method of tax accounting, and regardless of when any related cash was actually received. The determination of whether a significant modification will have occurred is subject to a facts and circumstances test, and is not entirely clear. Prospective holders should consult their own tax advisors regarding the potential tax consequences of the reorg merger and the Walgreens Merger.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

The amount of interest paid with respect to a note held by a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes is the U.S. dollar value of the amount of interest paid translated at the spot exchange rate in effect on the date such payment is received by such U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars on such date. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes generally will not recognize any foreign currency exchange gain or loss upon receipt of an interest payment with respect to a note.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include in income the U.S. dollar value of interest on a note held by such U.S. holder that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may elect to translate such interest income at the spot exchange rate on the last day of such accrual period (and in the case of a partial accrual period, the spot exchange rate on the last day of the taxable year) or if the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. Holder that has made such election may translate such accrued interest using the spot exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes generally will recognize foreign currency gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received (including amounts received upon the disposition of a note attributable to accrued but unpaid interest) if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received (or the note is disposed of). Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States. If such U.S. Holder receives a payment of interest in U.S. dollars (as discussed above under “Description of the Notes—Interest Payments and Maturity”), then the U.S. dollar amount received may not be equal to the U.S. dollar amount required to be recognized as interest income under the rules discussed above. Any difference between such amounts will give rise to foreign currency exchange gain or loss and be taxed as described above.

A U.S. Holder generally will have a basis in euro or sterling as interest on a note equal to the U.S. dollar value of such euro or sterling, as applicable, on the date of receipt. On a conversion or other taxable disposition of such euro or sterling, such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of any other property, received and (ii) such U.S. Holder’s tax basis in such euro or sterling. Any such gain or loss generally will be treated as ordinary income or loss from sources within the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in the note will generally equal the amount such U.S. Holder paid for the note, determined in U.S. dollars.

A U.S. Holder that receives euro or sterling on the sale, exchange, redemption or other taxable disposition of a note generally will have an amount realized equal to the U.S. dollar value of such euro or sterling, as applicable, translated at the spot rate of exchange on the date of such sale, exchange, redemption or other taxable disposition (or, if such note is treated as traded on an established securities market, on the settlement date in the case of a cash basis or electing accrual basis taxpayer). A U.S. Holder generally will realize foreign currency exchange gain or loss upon such sale, exchange, redemption or other taxable disposition (as ordinary income or loss from sources within the United States) if there is any difference between (i) the spot rate of exchange on the date such U.S. Holder acquired such note and (ii) the spot rate of exchange on the date such note is disposed of or the date the payment in respect of such sale, exchange, redemption or other taxable disposition is received, as applicable. Such foreign currency exchange gain or loss, together with any foreign currency exchange gain or loss realized on such disposition in respect of accrued interest, generally will be realized only to the extent of the total gain or loss realized by such U.S. Holder on such disposition. Any such total gain or loss not treated as foreign currency exchange gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder that determines its amount realized in connection with the sale, exchange, redemption or other taxable disposition of a note by reference to the spot rate of exchange on the date of such sale, exchange, redemption or other taxable disposition (rather than on the settlement date) may recognize additional foreign currency exchange gain or loss upon receipt of euro or sterling from such sale, exchange, redemption or other taxable disposition.

A U.S. Holder generally will have a basis in the euro or sterling received upon a sale, exchange, redemption or other disposition of a note equal to the U.S. dollar value of such euro or sterling, as applicable, on the date of receipt. Any gain or loss on a conversion or other disposition of such euro or sterling by such U.S. Holder generally will be treated as ordinary income or loss from sources within the United States.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of principal and interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently, at a rate of 28%) generally will apply to such payments if the U.S. Holder fails to (i) provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or (ii) otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Reportable Transactions

A U.S. Holder that participates in any “reportable transaction” (as defined in applicable Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file IRS Form 8886 reporting foreign currency exchange loss arising from the notes or any amounts received with respect to the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•

such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. Holder in the United States);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (1) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and providing its name and address or (2) a financial institution that holds notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must provide to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States), generally will not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” any gain realized on the sale, exchange, redemption or other taxable disposition of a note by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to U.S federal income or withholding tax, unless:

•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States); or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S.

broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

FATCA

Under legislation enacted in 2010 and administrative guidance, collectively referred to as FATCA, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the applicable withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes if such Non-U.S. Holder files a U.S. federal income tax return. These withholding taxes generally will be imposed on payments of interest on the notes to, and, beginning after December 31, 2016, on payments of gross proceeds from a disposition (including a sale or redemption) of the notes to, foreign financial institutions or non-financial foreign entities (including in their capacity as agents or custodians for beneficial owners of notes) that fail to satisfy the above requirements. Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in the notes.

EU Directive on the Taxation of Savings Income

Under the European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each EU Member State is required to provide to the tax authorities of other EU Member States details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for the benefit of, an individual resident or certain limited types of entities established in another EU Member State; however, for a transitional period, Austria and Luxembourg will instead apply a withholding system (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise.

Luxembourg has announced its intention to elect out of the withholding tax system as from January 1, 2015 in favor of an automatic exchange of information.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, we are required to maintain a paying agent that will not be obliged to withhold or deduct tax pursuant to the directive.

A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The Council of the European Union formally adopted a Council Directive amending the Savings Directive on March 24, 2014 (the “Amending Directive”). The Amending Directive, when implemented, will amend and broaden the scope of the requirements of the Savings Directive described in the first paragraph of this section. The Amending Directive requires EU Member States to adopt national legislation necessary to comply with the Amending Directive by January 1, 2016, which legislation must apply from January 1, 2017. The Amending Directive will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities, and the circumstances in which payments must be reported or paid subject to withholding. For example, payments made to (or for the benefit of) (i) an entity or legal arrangement effectively managed in an EU Member State that is not subject to effective taxation or (ii) a person, entity or legal arrangement established or effectively managed outside of the EU (and outside any third country or territory that has adopted similar measures to the Savings Directive) which indirectly benefit an individual resident in an EU Member State, may fall within the scope of the Savings Directive, as amended.

If you are in any doubt as to your position you should consult your professional advisers.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

A joint statement issued in May 2014 by ten of the eleven participating Member States indicated an intention to implement the FTT progressively, such that it would initially apply to shares and certain derivatives, with this initial implementation occurring by January 1, 2016. The FTT, as initially implemented on this basis, may not apply to dealings in the notes.

The FTT proposal remains subject to negotiation between the participating Member States. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

Walgreens Boots Alliance, Walgreens and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of euro notes	Principal Amount of notes due 2020	Principal Amount of notes due 2025
Goldman, Sachs & Co.	€	£	£
Deutsche Bank AG, London Branch
Merrill Lynch International
HSBC Bank plc
J.P. Morgan Securities plc
Morgan Stanley & Co. International plc
Wells Fargo Securities, LLC
Total	€	£	£

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the euro notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. If all the sterling notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are new issues of securities with no established trading markets. We intend to apply to list the notes on the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

We estimate that our share of the total expenses of the offering of the euro notes and the sterling notes, excluding underwriting discounts and commissions, will be approximately €         billion and £         billion respectively, or $         billion in the aggregate, based on the                     , 2014 exchange rates. We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including certain liabilities under the Securities Act.

We expect to deliver the notes against payment for the notes on the                     business day following the date of the pricing of the notes (“T+    ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

Stabilization and Short Positions

In connection with this issue and distribution of the notes, Merrill Lynch International (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for us, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co., Merrill Lynch International, Morgan Stanley & Co. International plc, J.P. Morgan Securities plc and Wells Fargo Securities, LLC or their affiliates are lenders under Walgreens’ Existing Credit Agreements. Goldman, Sachs & Co., Deutsche Bank AG, London Branch, Merrill Lynch International, Morgan Stanley & Co. International plc, HSBC Bank plc, J.P. Morgan Securities plc and Wells Fargo Securities, LLC or their affiliates are expected to be lenders under our New Credit Agreements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Any underwriter that is not a broker-dealer registered with the SEC will only make sales of the notes in the United States through one or more SEC registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

CONFLICTS OF INTEREST

Affiliates of certain of the underwriters are lenders under Alliance Boots’ existing credit facilities. A conflict of interest may arise if any one affiliate receives more than 5% of the proceeds from this offering. Goldman, Sachs & Co. and HSBC Bank plc may each receive, and other underwriters may receive, more than 5% of the proceeds from this offering. See “Use of Proceeds.” This offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority Rule 5121. Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Walgreen Co. Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended, and the effectiveness of Walgreens’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) expresses an unqualified opinion on the consolidated financial statements for the fiscal year ended August 31, 2014 and includes an explanatory paragraph indicating that their report is based in part on the report of KPMG LLP, an independent registered public accounting firm, which is also incorporated herein by reference with respect to the consolidated financial statements of Alliance Boots GmbH (which Walgreens accounts for using the equity method of accounting on a three month lag) insofar as it relates to the amounts included for the Walgreens’ equity investment and equity earnings in Alliance Boots GmbH, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of May 31, 2014 and 2013, and for the year ended May 31, 2014 and ten months ended May 31, 2013, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Boots GmbH as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, have been incorporated in this prospectus supplement and the accompanying prospectus by reference from the Walgreen Co. Current Report on Form 8-K filed May 15, 2014, in reliance upon the report of KPMG LLP, independent auditors, which is incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

INDUSTRY AND MARKET DATA

We obtained or created the market and competitive position data used throughout this prospectus supplement and the documents incorporated by reference herein and in the accompanying prospectus from research, surveys or studies conducted by third parties, information provided by customers and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications and other information is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York, 10006.

Walgreens and Walgreens Boots Alliance filed a registration statement on Form S-3, as amended, to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report of Walgreen Co. on Form 10-K for the fiscal year ended August 31, 2014, as amended by the amendment thereto on Form 10-K/A filed on November 3, 2014

2.	Current Reports of Walgreen Co. on Form 8-K filed on May 15, 2014, September 8, 2014, September 16, 2014, September 26, 2014 and November 3, 2014

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offering. Those documents will become a part of this prospectus supplement and the accompanying prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus supplement and the accompanying prospectus after the date of this prospectus supplement will automatically update and may replace information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

c/o Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-2500

Attention: Investor Relations

Documents may also be available on our website at www.walgreens.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein).

PROSPECTUS

Walgreen Co.

Walgreens Boots Alliance, Inc.

Debt Securities

Guarantees

Walgreen Co. and/or Walgreens Boots Alliance, Inc. may, from time to time, in one or more series, offer to sell debt securities. The obligations of Walgreen Co. or Walgreens Boots Alliance, Inc., as the case may be, under the debt securities may be fully and unconditionally guaranteed by the other company as described in this prospectus, and any additional guarantor identified in an applicable prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should carefully consider the risk factors included and incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, the accompanying prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell debt securities and related guarantees under this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the debt securities and related guarantees we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The prospectus supplement will describe: the terms of the debt securities and related guarantees offered, any initial public offering price, the price paid to us for the debt securities and related guarantees, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the debt securities and related guarantees, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

Unless the context otherwise requires, in this prospectus, we use the terms the “Company”, “we”, “us”, and “our” to refer, prior to the completion of the reorganization (as defined below) to Walgreen Co. and its consolidated subsidiaries (which does not include Alliance Boots GmbH, or Alliance Boots) and, following the completion of the reorganization, to Walgreens Boots Alliance, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, references in this prospectus to Walgreen Co. do not give effect to our proposed acquisition of the remaining 55% interest in Alliance Boots disclosed in our public filings incorporated by reference in this prospectus. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

Because Walgreen Co. is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York, 10006.

Walgreen Co. and Walgreens Boots Alliance, Inc. filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report of Walgreen Co. on Form 10-K for the fiscal year ended August 31, 2014, as amended by the amendment thereto on Form 10-K/A filed on November 3, 2014

2.	Current Reports of Walgreen Co. on Form 8-K filed on May 15, 2014, September 8, 2014, September 16, 2014, September 26, 2014 and November 3, 2014

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

c/o Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-2500

Attention: Investor Relations

Documents may also be available on our website at investor.walgreens.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

THE COMPANIES

Walgreen Co., together with its subsidiaries, operates the largest drugstore chain in the United States with net sales of $76.4 billion in the fiscal year ended August 31, 2014. We provide our customers with convenient, omni-channel access to consumer goods and services, pharmacy, and health and wellness services in communities across America. We offer our products and services through drugstores, as well as through mail, by telephone and online.

We sell prescription and non-prescription drugs as well as general merchandise, including household items, convenience and fresh foods, personal care, beauty care, photofinishing and candy. Our pharmacy, health and wellness services include retail, specialty, infusion and respiratory services, mail service, and convenient care clinics. These services help improve health outcomes for patients and manage costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. As of August 31, 2014, we operated 8,309 locations in 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, including 8,207 drugstores. In addition, our “Take Care Health Systems” subsidiary is a manager of in-store convenient care clinics (Healthcare Clinics), with more than 400 locations throughout the United States.

Walgreens Boots Alliance, Inc., which we refer to as Walgreens Boots Alliance, is a newly formed corporation incorporated on September 2, 2014 under the laws of Delaware and is a direct wholly owned subsidiary of Walgreen Co. To date, Walgreens Boots Alliance has not conducted any activities other than those incident to its formation, the registration of the securities contemplated hereby and matters related thereto, other financing activities related to the reorganization and Step 2 acquisition, and the matters contemplated by the reorganization merger agreement (described below). Walgreens Boots Alliance currently has no material assets, operations, revenues or cash flows. Immediately following the completion of the reorganization, Walgreens Boots Alliance will be a holding company and, accordingly, its business is expected to be operated through its direct and indirect operating subsidiaries and will initially consist of the combined assets and operations of Walgreen Co. and Alliance Boots.

Since August 2, 2012, and pursuant to a Purchase and Option Agreement, dated June 18, 2012 and amended on August 5, 2014, or the Purchase and Option Agreement, we have held a 45% investment interest in Alliance Boots, a leading international pharmacy-led health and beauty group, which we account for using the equity method of accounting on a three-month lag. Alliance Boots delivers a range of products and services to customers including pharmacy-led health and beauty retailing and pharmaceutical wholesaling and distribution. As part of our initial 45% investment in Alliance Boots, the Purchase and Option Agreement also provided us the right, but not the obligation, to elect to acquire the remaining 55% interest in Alliance Boots, or the Step 2 acquisition, at any time during the period beginning February 2, 2015 and ending on August 2, 2015, in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreen Co. common stock, subject to certain specified adjustments set forth in the Purchase and Option Agreement, or the call option. On August 5, 2014, we amended the Purchase and Option Agreement to permit the exercise of the call option beginning on that date, and we, through an indirectly wholly owned subsidiary to which Walgreen Co. previously assigned its rights to the call option, exercised the call option on August 5, 2014. The closing of the Step 2 acquisition remains subject to the satisfaction or waiver of certain conditions set forth in the Purchase and Option Agreement.

In addition, and in connection with the Step 2 acquisition, on October 17, 2014, Walgreen Co. entered into an Agreement and Plan of Merger, or the reorganization merger agreement, by and among Walgreen Co., Ontario Merger Sub, Inc., or merger sub, an Illinois corporation and indirect wholly owned subsidiary of Walgreen Co., and Walgreens Boots Alliance. The reorganization merger agreement provides that merger sub will merge with and into Walgreen Co., which we refer to as the reorg merger, with Walgreen Co. surviving the reorg merger as a wholly owned subsidiary of Walgreens Boots Alliance. At the effective time of the reorg merger, issued and outstanding shares of Walgreen Co. common stock will be converted automatically into the right to receive shares of Walgreens Boots Alliance common stock, on a one-for-one basis. Walgreen Co. shareholders will own the same number of shares of Walgreens Boots Alliance common stock as they own of Walgreen Co. common stock immediately prior to the completion of the reorg merger, and, after taking into account the completion of the Step 2 acquisition pursuant to the Purchase and Option Agreement, such shares will represent the same ownership percentage of Walgreens Boots Alliance as they would have of Walgreen Co. immediately following the completion of the Step 2 acquisition without the reorg merger.

The closing of the reorg merger remains subject to the satisfaction or waiver of certain conditions set forth in the reorganization merger agreement, and will only occur if the Step 2 acquisition is completed immediately following the closing of the reorganization. Walgreen Co. may terminate the reorganization merger agreement at any time, even after adoption by Walgreen Co.’s shareholders, if the Walgreen Co. board of directors determines to do so.

Additional information regarding each of the Step 2 acquisition and the reorganization is included in our public filings incorporated by reference in this prospectus.

Our principal executive offices are located at 108 Wilmot Road, Deerfield, Illinois, 60015. Our telephone number is (847) 315-2500.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described in Item 1A “Risk Factors” of Walgreen Co.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, those described under the caption “Risk Factors” in the Registration Statement on Form S-4, as amended (No. 333-198768) filed by Walgreens Boots Alliance, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

We use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. For the purpose of computing these ratios, “earnings” consist of earnings before income tax provision and before adjustment for income or loss from equity investees, interest, distributed income of equity-method investees, and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of capitalized debt issuance costs), capitalized interest and the portions of rentals representative of the interest factor.

	Fiscal Years Ended August 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.14	3.57	3.68	4.54	4.06

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF SECURITIES

The following description briefly summarizes certain terms and provisions of the debt securities and related guarantees to which a prospectus supplement may relate. We may issue debt securities or related guarantees from time to time in one or more series. Each time we offer debt securities or related guarantees, the prospectus supplement related to that offering will describe the applicable terms.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract to be entered into by us and a financial institution, acting as trustee on your behalf. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

Unless otherwise specified in the applicable prospectus supplement, debt securities of which Walgreen Co. is the issuer will be issued in one or more series under an indenture between Walgreen Co. and Wells Fargo Bank, National Association, as trustee (the “Walgreen Co. Indenture”), and debt securities of which Walgreens Boots Alliance, Inc. is the issuer will be issued in one or more series under an indenture between Walgreens Boots Alliance, Inc. and Wells Fargo Bank, National Association, as trustee (the “Walgreens Boots Alliance Indenture”). References in this section to the “indenture” refer to the Walgreen Co. Indenture or Walgreens Boots Alliance Indenture, as applicable.

This description does not describe every aspect of the debt securities and related guarantees. We urge you to read the indenture governing the debt securities because it, and not this description, defines your rights as a holder of debt securities. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture covering the debt securities, as described below, including definitions of some terms used in the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the indenture.

References to “we”, “us” and “our” in this section refer to Walgreens Boots Alliance, Inc., in the case of debt securities issued by Walgreens Boots Alliance, Inc., or Walgreen Co., in the case of debt securities issued by Walgreen Co., as applicable (and, in each case, not its subsidiaries).

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be our unsecured, unsubordinated obligations. As unsubordinated debt securities, they will rank equally with all of our other unsecured and unsubordinated indebtedness.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and capital lease obligations, of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

The indenture provides for the issuance by us from time to time of debt securities in one or more series. The indenture does not limit the aggregate principal amount of debt securities we may issue under the indenture. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by Walgreen Co. or Walgreens Boots Alliance, Inc.

The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution and officers’ certificate or a supplemental indenture, if any, relating to that series.

The aggregate principal amount of debt securities which may be authenticated and delivered under the indenture is unlimited. The debt securities may be issued in one or more series. The prospectus supplement relating to a particular series of debt securities will describe the specific terms of the series of debt securities and any guarantees offered by that prospectus supplement and this prospectus.

We may issue debt securities with terms different from those of debt securities that may already have been issued. All debt securities of any one series need not be issued at the same time and, unless otherwise so provided, we may from time to time, without the consent of holders of any series of debt securities, create and issue additional debt securities, having the same terms and conditions and with the same CUSIP, ISIN and other identifying number as any series of debt securities initially issued, in an unlimited aggregate principal amount, except for issue date, issue price and the first payment of interest thereon. Any such additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of the applicable series, provided that any such additional debt securities that are not fungible with the applicable series of debt securities initially issued for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the previously outstanding debt securities of the applicable series.

A series may be reopened for issuances of additional debt securities of such series or to establish additional terms of such series of debt securities; provided, however, that, pursuant to the Walgreens Boots Alliance Indenture, any additional debt securities that are not fungible with the previously outstanding debt securities of the applicable series for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number than the previously outstanding debt securities of the applicable series.

There is no requirement that we issue debt securities in the future under the same indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

Unless otherwise described in a prospectus supplement relating to any series of debt securities, the indenture does not contain any provisions that would limit our ability to incur indebtedness (other than certain secured indebtedness to the extent described in the prospectus supplement relating to that series of debt securities that may be issued by us) or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Reference is made to the prospectus supplement relating to the particular series of debt securities being offered for information about any deletions from, modifications or additions to the events of default described below or covenants of Walgreen Co. in the Walgreen Co. Indenture or Walgreens Boots Alliance in the Walgreens Boots Alliance Indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that particular series.

Covenants Applicable to Debt Securities issued under the Walgreens Boots Alliance Indenture

The Walgreens Boots Alliance Indenture will contain certain restrictive covenants that apply, or may apply, to Walgreens Boots Alliance and its Subsidiaries (as defined below). The covenants described below under “Limitation on Liens,” “Limitation on Sale and Leaseback Transactions” and “Merger, Consolidation or Sale of Assets” will not apply to a series of debt securities issued under the Walgreens Boots Alliance Indenture unless we specifically so provide in the applicable prospectus supplement. In this section only, the terms “we,” “our,” “us” and “issuer” refer solely to Walgreens Boots Alliance, Inc. and its successors (and not its subsidiaries).

Limitation on Liens

We agree that we will not, and will not permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any indebtedness for borrowed money (“Debt”), secured by a Mortgage (as defined below) upon any Operating Property (as defined below) owned by, or leased to, us or any of our Restricted Subsidiaries, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, at the issue date of each applicable series of outstanding debt securities or thereafter acquired, without effectively providing concurrently that such outstanding debt securities authenticated and delivered under the indenture (together with, if we so determine, any other Debt of ours or any Restricted Subsidiary then existing or thereafter created which is not subordinate in right of payment to such outstanding debt securities) are secured equally and ratably with, or at our option, prior to such Debt so long as such Debt is so secured.

The foregoing restrictions will not apply to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

1.	Mortgages on property existing at the time of the acquisition thereof;

2.

Mortgages on property of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or other entity (or a division of such corporation or other entity) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by us or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

3.	Mortgages on property of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

4.	Mortgages in favor of us or a Restricted Subsidiary;

5.	Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

6.	Mortgages in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country, or any department, agency or instrumentality or any political subdivision thereof, to secure partial, progress, advance or other payments; and

7.	Mortgages existing on the issue date of the applicable series of outstanding debt securities or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the issue date of the applicable series of outstanding debt securities or referred to in clauses (1) to (3) or (5), provided that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the outstanding debt securities authenticated and delivered under the indenture if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than (i) any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph and (ii) any Debt secured in compliance with the first paragraph of this covenant) that would otherwise be subject to these restrictions, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) (other than with respect to certain Sale and Leaseback Transactions that are permitted as described in the second full paragraph under the caption “—Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Board of Directors” means our board of directors or any authorized committee thereof.

“Consolidated Net Tangible Assets” means, at any date, the total amount, as shown on or reflected in our (or, if applicable at such date, our predecessor’s) most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, of all assets of the Company and our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (giving pro forma effect to any acquisition or disposition of assets of the Company or any of our subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter), less (i) all current liabilities (due within one year) as shown on such balance sheet, except for current maturities of long-term debt and of obligations under capital leases, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets.

“Domestic Subsidiary” means any Subsidiary of ours that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of ours that is not organized under the laws of the United States or any jurisdiction within the United States and any direct or indirect Subsidiary thereof.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our (or, if applicable at such date, our predecessor’s) most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, of all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles of the Company and our consolidated subsidiaries on a consolidated basis in accordance with United States generally accepted accounting principles (and giving pro forma effect to any acquisition or disposition of assets of the Company or any of our subsidiaries with fair value in excess of $100,000,000 that has occurred since the end of such fiscal quarter as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Mortgage” means, with respect to any property or assets, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located within the United States and owned by, or leased to, us or any of our Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Domestic Subsidiary other than an Unrestricted Subsidiary; provided, however, the Board of Directors of the Company may declare any such Unrestricted Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

“Unrestricted Subsidiary” means any Domestic Subsidiary designated as an Unrestricted Subsidiary from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Domestic Subsidiaries that owns any Operating Property or any capital stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Domestic Subsidiaries as an Unrestricted Subsidiary at any time that such Domestic Subsidiary owns any Operating Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Operating Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Debt of such Unrestricted Subsidiary so redesignated does not extend to such Operating Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the indenture)).

Limitation on Sale and Leaseback Transactions

We agree that we will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”), unless the terms of such sale or transfer have been determined by our Board of Directors to be fair and arm’s-length and either:

•

within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Operating Property at the time of such sale or transfer to either (or a combination of) (i) the prepayment or retirement (other than any mandatory prepayment or retirement of unsecured Debt) of Senior Funded Debt (as defined below) or (ii) the purchase, construction or development of other comparable property; or

•	we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Operating Property, in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the debt securities pursuant to the covenant described under “—Limitation on Liens” above.

The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals or (ii) between us and a Restricted Subsidiary or between Restricted Subsidiaries, provided that the lessor is us or a wholly owned Restricted Subsidiary.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the amount of future minimum operating lease payments required to be disclosed by United States generally accepted accounting principles, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our (or, if applicable at such date, our predecessor’s) most recent Annual Report on Form 10-K preceding the date of determination reflecting that calculation.

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Senior Funded Debt” means all Funded Debt of ours or any person (except Funded Debt, the payment of which is subordinated to the payment of the debt securities authenticated and delivered under the indenture).

Merger, Consolidation or Sale of Assets

We covenant not to (1) consolidate or amalgamate with or merge into any other person (whether or not affiliated with us) or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any other person (whether or not affiliated with us) or (2) permit any other person (whether or not affiliated with us) to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) in the case of (1) above, the person formed by such consolidation or amalgamation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets as an entirety or substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by supplemental indenture satisfactory in form to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on, and additional amounts, if any, with respect to all of the debt securities authenticated and delivered under the indenture, and the performance of our obligations under the indenture and the outstanding debt securities authenticated and delivered thereunder and shall provide for conversion or exchange rights in accordance with the provisions of the debt securities authenticated and delivered under the indenture of any series that are convertible or exchangeable into common stock or other securities; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and (c) we or the successor person have delivered to the trustee an officers’ certificate and an opinion of counsel, each satisfactory to the trustee and stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

Notwithstanding the foregoing, any conveyance, transfer or lease of assets between or among the Company, Walgreens and their respective subsidiaries shall not be prohibited under the indenture.

Events of Default

Each of the following events will constitute an event of default under the applicable indenture with respect to any series of debt securities issued:

•	default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when interest or additional amounts become due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal, premium or such additional amounts become due and payable at their maturity, upon any redemption, upon declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment when and as due by the terms of any debt security of such series; or

•	default in the performance, or breach, of any covenant or warranty of ours contained in the indenture for the benefit of such series or in the debt securities of such series (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the indenture or which is expressly included in the indenture solely for the benefit of a series of debt securities other than such series), and continuance of such default or breach for a period of 60 days after written notice as provided in the indenture;

•	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt (including any event of default under any other series of debt securities), whether such debt now exists or is created or incurred in the future, happens and consists of default in the payment of more than, under the Walgreen Co. Indenture, $100 million and, under the Walgreens Boots Alliance Indenture, $200 million, in each case, in principal amount of such debt at its maturity (after giving effect to any applicable grace period) or results in more than, under the Walgreen Co. Indenture, $100 million and, under the Walgreens Boots Alliance Indenture, $200 million, in principal amount, in each case, of such debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; provided, however, that, if such default under such mortgage, indenture or instrument is cured by us, or waived by the holders of such debt, in each case as may be permitted by such mortgage, indenture or instrument, then the event of default under the indenture caused by such default will be deemed likewise to be cured or waived;

•	particular events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default provided in or pursuant to the indenture with respect to debt securities of such series.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. Any modifications to the foregoing events of default will be described in any prospectus supplement.

The indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding (other than an event of default described in the sixth bullet above) occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount of all outstanding debt securities of such series, or such lesser amount as may be provided for in the debt securities of such series, to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If an event of default described in the sixth bullet above (relating to events in bankruptcy, insolvency or reorganization of us) occurs, all unpaid principal of and accrued interest on the outstanding debt securities of that series (or such lesser amount as may be provided for in the debt securities of such series) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any debt security of that series.

At any time after a declaration of acceleration with respect to the debt securities of any series is made and before a judgment or decree for payment of the money due is obtained by the Trustee, and subject to particular other provisions of the indenture, the holders of not less than a majority in principal amount of the outstanding debt securities of such series, by written notice to us and the Trustee, may, under some circumstances, rescind and annul such declaration and its consequences.

Within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the Trustee shall deliver to all holders of debt securities of such series notice of such default hereunder actually known to a responsible officer of the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on, or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interest of the holders of debt securities of such series; and provided, further, that in the case of any default of the character specified in the fourth bullet of the first paragraph above with respect to debt securities of such series, no such notice to holders shall be given until at least 60 days after the occurrence thereof. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series.

Governing Law

The Walgreen Co. Indenture and the debt securities issued thereunder will be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

The Walgreens Boots Alliance Indenture and the debt securities issued thereunder will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Trustee under each of the Walgreen Co. Indenture and the Walgreens Boots Alliance Indenture is Wells Fargo Bank, National Association (the “Trustee”).

Guarantees of Debt Securities

Walgreen Co. may fully and unconditionally guarantee the debt securities of Walgreens Boots Alliance. The particular terms of Walgreen Co.’s guarantees, if any, of a particular issue of Walgreens Boots Alliance debt securities will be described in the related prospectus supplement. Any guarantees of Walgreens Boots Alliance debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Walgreens Boots Alliance may fully and unconditionally guarantee the debt securities of Walgreen Co. The particular terms of Walgreens Boots Alliance’s guarantees, if any, of a particular issue of Walgreen Co. debt securities will be described in the related prospectus supplement. Any guarantees of Walgreen Co. debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

At the time of an offering and sale of Walgreen Co. or Walgreens Boots Alliance debt securities, this prospectus together with the accompanying prospectus supplement will describe the material terms of the guarantees, if any, of the Walgreen Co. or Walgreens Boots Alliance debt securities being offered.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the debt securities and related guarantees to be issued by us will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and certain legal matters relating to the law of the State of Illinois will be passed upon for us by Thomas J. Sabatino, Jr., our Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary. Mr. Sabatino beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of Walgreen Co.’s common stock. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Walgreen Co. Annual Report on Form 10-K for the fiscal year ended August 31, 2014 and the effectiveness of Walgreens’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) expresses an unqualified opinion on the consolidated financial statements for the fiscal year ended August 31, 2014 and includes an explanatory paragraph indicating that their report is based in part on the report of KPMG LLP, an independent registered public accounting firm, which is also incorporated herein by reference with respect to the consolidated financial statements of Alliance Boots GmbH (which Walgreens accounts for using the equity method of accounting on a three month lag) insofar as it relates to the amounts included for the Walgreens’ equity investment and equity earnings in Alliance Boots GmbH, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of May 31, 2014 and 2013, and for the year ended May 31, 2014 and ten months ended May 31, 2013 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Boots GmbH as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, have been incorporated in this prospectus by reference from the Walgreen Co. Current Report on Form 8-K filed May 15, 2014, in reliance upon the report of KPMG LLP, independent auditors, which is incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

€

£

Walgreens Boots Alliance, Inc.

€ % Notes due 2026

£ % Notes due 2020
£ % Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.

BofA Merrill Lynch

Deutsche Bank

HSBC

J.P. Morgan

Morgan Stanley

Wells Fargo Securities

November     , 2014